Exhibit 10.1
ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT
Dated as of September 19, 2008
Among
IFL Corp., d/b/a International Fight League,
and
HDNet LLC

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SCHEDULES

Section	Schedule
2.1(a)	Equipment
2.1(b)	Assumed Contracts and Cure Costs
2.1(c)	Intellectual Property
2.2	Excluded Assets
4.7	Proceedings
4.8	Consents and Approvals
5.2	Brokers

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EXHIBIT LIST
EXHIBIT A     -     FORM OF ASSUMPTION AND ASSIGNMENT AGREEMENT
EXHIBIT B     -     BIDDING PROCEDURES
EXHIBIT C     -     BIDDING PROCEDURES ORDER
EXHIBIT D     -     FORM OF BILL OF SALE
EXHIBIT E     -     FORM OF SALE ORDER
EXHIBIT F     -     FORM OF NAME USE AGREEMENT

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ASSET PURCHASE AGREEMENT
          This Asset Purchase Agreement (this “Agreement”) is made as of August ___, 2008, by and among IFL Corp., d/b/a International Fight League, a Delaware corporation (“Seller”) and HDNet LLC, a Delaware limited liability company (“Buyer”). Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Section 1.1.
          WHEREAS, Seller operated a professional mixed martial arts sports league (the “Business”);
          WHEREAS, on September 15, 2008 (the “Petition Date”), the Seller filed a voluntary petition for relief (the “Filing”) commencing a case under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);
          WHEREAS, Seller desires to sell to Buyer, all of the Purchased Assets, and Buyer desires to purchase from Seller the Purchased Assets, and assume the Assumed Liabilities, upon the terms and conditions hereinafter set forth;
          WHEREAS, the Parties intend to effectuate the transactions contemplated by this Agreement through a sale of the Purchased Assets pursuant to section 363 of the Bankruptcy Code; and
          WHEREAS, the execution and delivery of this Agreement and Seller’s ability to consummate the transactions set forth in this Agreement are subject, among other things, to the entry of the Sale Order.
          NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:
SECTION 1.
DEFINITIONS
Section 1.1. Definitions.
          In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.
          “Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person.
          “Aggregate Cash Consideration” has the meaning specified in Section 3.1.
          “Agreement” has the meaning specified in the preamble.
          “Allocation Schedule(s)” has the meaning specified in Section 3.3.

          “Alternative Transaction” has the meaning specified in Section 9.1.
          “Ancillary Documents” means the Bill of Sale, Assumption and Assignment Agreement, Assignment of Patents, Assignment of Trademarks, Assignment of Copyrights, Assignment of Domain Names, Name Use Agreement, and each other agreement, document or instrument (other than this Agreement) executed and delivered by the parties hereto in connection with the consummation of the transactions contemplated by this Agreement.
          “Assignment of Copyrights” has the meaning specified in Section 3.6(b).
          “Assignment of Domain Names” has the meaning specified in Section 3.6(b).
          “Assignment of Trademarks” has the meaning specified in Section 3.6(b).
          “Assumed Contracts” has the meaning specified in Section 2.1(b).
          “Assumed Liabilities” has the meaning specified in Section 2.3.
          “Assumption and Assignment Agreement” means the Assumption and Assignment Agreement in substantially the form of Exhibit A.
          “Auction” has the meaning specified in Section 6.7(a).
          “Avoidance Actions” means any and all claims for relief of Seller under chapter 5 of the Bankruptcy Code.
          “Bankruptcy Case” means the cases commenced by the Seller under chapter 11 of the Bankruptcy Code, styled In re IFL Corp., Case No. 08-13589 (MG) and pending before the Bankruptcy Court.
          “Bankruptcy Code” means Title 11 of the United States Code, Sections 101 et. seq.
          “Bankruptcy Court” has the meaning specified in the recitals.
          “Bidding Procedures” means the bidding procedures in substantially the form attached hereto as Exhibit B, together with such changes thereon, if any, as shall have been required by the Bankruptcy Court or agreed to by the Parties.
          “Bidding Procedures Order” means an order of the Bankruptcy Court, in substantially the form attached hereto as Exhibit C, approving the Bidding Procedures and the amount, timing and terms of payment of the Break-Up Fee as set forth herein.
          “Bill of Sale” means the Bill of Sale substantially in the form of Exhibit D.
          “Break-Up Fee” has the meaning specified in 9.2(a).
          “Business” has the meaning specified in the recitals.
          “Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.
          “Buyer” has the meaning specified in the preamble.

          “Closing” has the meaning specified in Section 3.4.
          “Closing Date” has the meaning specified in Section 3.4.
          “Code” means the United States Internal Revenue Code of 1986, as amended.
          “Computers” means all computer equipment and hardware, including, without limitation, all central processing units, terminals, disk drives, tape drives, electronic memory units, printers, keyboards, screens, peripherals (and other input/output devices), modems and other communication controllers, and any and all parts and appurtenances thereto, together with all intellectual property used in connection with the operation of such computer equipment, including, without limitation, all software and rights under any licenses related to such use.
          “Contract” means any agreement, contract, obligation, promise, instrument, undertaking or other arrangements (whether written or oral), and any amendment thereto, that is legally binding, other than a Lease, to which Seller is party.
          “Copyrights” means all United States and foreign copyrights and copyrightable subject matter, whether registered or unregistered, including all United States copyright registrations and applications for registration and foreign equivalents, all moral rights, all common-law copyright rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright rights accruing by reason of any international copyright convention.
          “Cure Costs” has the meaning specified in Section 2.5(a).
          “Disclosure Schedules” means the disclosure schedules attached hereto that Seller has prepared and delivered to Buyer pursuant to the terms of this Agreement, setting forth information regarding the Business, the Purchased Assets, the Assumed Liabilities and other matters with respect to Seller as set forth therein.
          “Documents” means all books, records, files, invoices, inventory records, product specifications, advertising materials, customer lists, cost and pricing information, supplier lists, business plans, catalogs, customer literature, quality control records and manuals, research and development files, records and laboratory books and credit records of customers (including all data and other information stored on discs, tapes or other media) to the extent used in or to the extent relating to the assets, properties, including the Intellectual Property, business or operations of the Business.
          “Domain Names” means any alphanumeric designation registered with or assigned by a domain name registrar, registry or domain name registration authority as part of an electronic address on the Internet.
          “Encumbrance” means any interest, charge, lien, claim (as defined in section 101(5) of the Bankruptcy Code), mortgage, sublease, hypothecation, deed of trust, pledge, security interest, option, right of use, first offer or first refusal, easement, servitude, restrictive covenant, encroachment, encumbrance, or other similar restriction of any kind.
          “Environmental Laws” means all Legal Requirements and programs (including those promulgated or sponsored by industry associations, insurance companies, and risk management companies) concerning or relating to pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control, or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now or hereafter in effect and in effect at Closing.
          “Equipment” means all furniture, fixtures, equipment, Computers, machinery, apparatus, appliances, spare parts, signage, supplies, vehicles, forklifts and all other tangible personal property of every kind and description in which Seller has an interest.
          “Excluded Assets” has the meaning specified in Section 2.2.
          “Excluded Liabilities” has the meaning specified in Section 2.4.
          “Filing” has the meaning specified in the recitals.
          “Final Order” means an action taken or Order issued by the applicable Governmental Authority as to which: (i) no request for stay of the action or Order is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it is passed, including any extensions thereof; (ii) no petition for rehearing or reconsideration of the action or Order, or protest of any kind, is pending before the Governmental Authority and the time for filing any such petition or protest is passed; (iii) the Governmental Authority does not have the action or Order under reconsideration or review on its own motion and the time for such reconsideration or review has passed; and (iv) the action or Order is not then under judicial review, there is no notice of appeal or other application for judicial review pending, and the deadline for filing such notice of appeal or other application for judicial review has passed, including any extensions thereof.
          “GAAP” means generally accepted accounting principles in the United States.
          “Governmental Authority” means any federal, state, local or foreign, governmental entity or any subdivision, agency, instrumentality, authority, department, commission, board, bureau, official or other regulatory, administrative or judicial authority thereof or any federal, state, local or foreign court, tribunal or arbitrator or any self regulatory organization, agency or commission.
          “Hazardous Materials” means any pollutant, contaminant or waste regulated by or subject to liability under any Environmental Laws, including without limitation any substance defined as a “hazardous waste,” “hazardous substance,” “pollutant” or “contaminant” under any Environmental Law, including the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et. seq.) and/or the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et. seq.
          “Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for borrowed money and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends; prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such

Person; (vii) all obligations with respect to any factoring programs of Seller; (viii) all obligations of the type referred to in clauses (i) through (vii) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (ix) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
          “Independent Accounting Firm” has the meaning specified in Section 3.3.
          “Intellectual Property” means all intellectual property rights of any kind owned, used, held for use, or licensed (as licensor or licensee) by Seller, including all Software, Copyrights, Patents, Trademarks, Trade Secrets, Domain Names, all rights to privacy and personal information, and all rights and remedies related thereto (including the right to sue for and recover damages, profits and any other remedy in connection therewith) for past, present or future infringement, misappropriation or other violation relating to any of the foregoing.
          “IRS” means the United States Internal Revenue Service.
          “Legal Requirement” means any federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.
          “Liability” means any debt, loss, claim (as defined in section 101(5) of the Bankruptcy Code), damage, demand, fine, judgment, penalty, liability or obligation (whether direct or indirect, known or unknown, absolute or contingent, asserted or unasserted, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability, successor liability or otherwise), and including all costs and expenses relating thereto (including fees, discounts and expenses of legal counsel, experts, engineers and consultants and costs of investigations).
          “Material Adverse Effect” means any fact, condition, change, violation, inaccuracy, circumstance, effect or event, individually or in the aggregate, that has, or would be reasonably expected to have, a material adverse effect on the property, business, operations, assets (tangible and intangible), or condition (financial or otherwise) of the Business or the Purchased Assets or the ability of Seller to perform any of its respective material obligations under this Agreement or the Ancillary Agreements to which it is a party, which occurs other than by reason of the filing of the Bankruptcy Case or operating in bankruptcy.
          “Name Use Agreement” means the Name Use Agreement in substantially the form of Exhibit F.
          “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.
          “Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Business (including acts and omissions of Seller in the ordinary and usual course) through the date hereof, consistent with past practice and operations in a bankruptcy.
          “Parent” has the meaning specified in Section 2.6(c).
          “Party” or “Parties” means, individually or collectively, Buyer and each Seller.

          “Patents” means United States and foreign patents (including certificates of invention and other patent equivalents), patent applications, provisional applications and patents issuing therefrom, as well as any continuations, continuations-in-part, divisions, extensions, reexaminations, reissues, renewals, patent disclosures, technology, inventions (whether or not patentable or reduced to practice) or improvements thereto.
          “Permitted Encumbrances” means (i) Encumbrances that constitute Assumed Liabilities, (ii) statutory liens for current property Taxes and assessments not yet due and payable, including, without limitation, liens for ad valorem Taxes and statutory liens not yet due and payable arising other than by reason of any default by Seller that, in each case, are not material to the Business or the value of the Purchased Assets, and (iii) landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s liens or other like Encumbrances arising in the Ordinary Course of Business that, in each case, are not material to the Business with respect to amounts not yet overdue, provided, that, in each case enumerated in this definition, such Encumbrance shall only be a Permitted Encumbrance if it cannot be satisfied solely through the payment of money or otherwise removed, discharged, released or transferred, as the case may be, pursuant to section 363(f) of the Bankruptcy Code or otherwise.
          “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.
          “Petition Date” has the meaning specified in the recitals.
          “Proceeding” means any action, arbitration, audit, claim, cause of action, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
          “Products” means any and all products and services currently marketed or sold by Seller.
          “Purchase Price” has the meaning specified in Section 3.1.
          “Purchased Assets” has the meaning specified in Section 2.1.
          “Representative” means with respect to a particular Person, any duly authorized director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
          “Sale Hearing” means the hearing conducted by the Bankruptcy Court to approve the transactions contemplated by this Agreement or a competing transaction.
          “Sale Motion” means the motion, in form and substance satisfactory to Buyer in its sole discretion, filed by Seller pursuant to, inter alia, sections 363 and 365 of the Bankruptcy Code to secure entry of the Sale Order by the Bankruptcy Court.
          “Sale Order” means an Order of the Bankruptcy Court in the form attached hereto as Exhibit E, pursuant to, inter alia, sections 105, 363 and 365 of the Bankruptcy Code (i) authorizing and approving, inter alia, the sale of the Purchased Assets to Buyer on the terms and conditions set forth herein free and clear of all Liabilities and Encumbrances (other than Permitted Encumbrances), the assumption and assignment of the Assumed Liabilities, and the assumption and assignment of the

Assumed Contracts to Buyer and (ii) containing certain findings of facts, including, without limitation, a finding that Buyer is a good faith purchaser pursuant to section 363(m) of the Bankruptcy Code.
          “Seller” has the meaning specified in the preamble.
          “Software” means all computer software programs (whether in source code, object code, or other form) and systems, databases and platforms owned, licensed or used by Seller, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation, technical manuals and materials, and any licenses to use or other rights relating to the foregoing.
          “Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by Seller or (ii) Seller is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of such Person.
          “Successful Bidder” has the meaning specified in the Sale Order.
          “Tax” or “Taxes” (and with correlative meaning, “Taxable” and “Taxing”) means (i) any federal, state, provincial, local, foreign or other income, alternative, minimum, add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, intangibles, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, natural resources, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar taxes, duty, levy or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not) and (ii) any transferee liability in respect of any items described in clause (i) above.
          “Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
          “Third Party Consents” has the meaning specified in Section 4.8.
          “Trademarks” means United States, state and foreign trademarks, service marks, logos, slogans, trade dress and trade names (including all assumed or fictitious names under which the Business is conducted), and any other indicia of source of goods and services, designs and logotypes related to the above, in any and all forms, whether registered or unregistered, and registrations and pending applications to register the foregoing (including intent to use applications), and all goodwill related to or symbolized by the foregoing.
          “Trade Secrets” means confidential or proprietary information and trade secrets (including, without limitation, ideas, research and development, know-how, formulae, compositions, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).
          “Transfer Taxes” has the meaning specified in Section 7.1(b).

Section 1.2. Other Definitional and Interpretive Matter.
     Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.
Exhibits/Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
Herein. The words such as “herein,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
     (viii) No Strict Construction. The Parties participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
SECTION 2.
PURCHASE AND SALE
Section 2.1. Purchased Assets.
          Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer, and Buyer shall purchase, free and clear of all Encumbrances (other than Permitted Encumbrances), all right, title and interest of Seller in, to or under all of the properties and assets of Seller (other than the Excluded Assets) of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, leased, licensed, used or held for use in or relating to the Business (herein collectively called the “Purchased Assets”), including, but not limited to, all right, title and interest of each Seller in, to or under:
          (a) all Equipment listed on Schedule 2.1(a);
          (b) all Contracts listed or described on Schedule 2.1(b) (the “Assumed Contracts”);
          (c) all Intellectual Property (including all goodwill associated therewith) including, without limitation, Seller’s film, video and image library listed or described on Schedule 2.1(c);
          (d) all Documents related to the Purchased Assets;
          (e) all goodwill and other intangible assets associated with the Business or the Purchased Assets;
          (f) any proprietary rights in Internet protocol addresses, ideas, concepts, methods, processes, formulae, models, methodologies, algorithms, reports, data, customer lists, mailing lists, business plans, market surveys, market research studies, websites, information contained on drawings and other documents, information relating to research, development or testing, and documentation and media constituting, describing or relating to the Intellectual Property, including memoranda, manuals, technical specifications and other records wherever created throughout the world, but excluding reports of accountants, investment bankers, crisis managers, turnaround consultants and financial advisors or consultants; and
          (g) all advertising, marketing and promotional materials, studies, reports and all other printed or written materials relating to the Business;
provided, however, none of the Parties hereto intends that Buyer, or any of its Affiliates, shall be deemed to be a successor to Seller with respect to Purchased Assets; provided, further, that notwithstanding the foregoing or anything to the contrary contained herein, Buyer reserves the right, in its sole discretion, to amend and or supplement Schedule 2.1(b) (to add or remove any contracts that are to be assigned) and/or Schedule 2.1(c) (to remove any of the Intellectual Property) at any time prior to Closing.
Section 2.2. Excluded Assets.
          Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Buyer, and Seller shall retain all right, title and interest to, in and under the Excluded Assets. For all purposes of and under this Agreement, the term “Excluded Assets” shall mean all assets which are not Purchased Assets and which are set forth on Schedule 2.2.

Section 2.3. Assumed Liabilities.
          Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Buyer shall execute and deliver to Seller the Assumption and Assignment Agreement pursuant to which Buyer shall assume and agree to discharge, when due (in accordance with their respective terms and subject to the respective conditions thereof), the Cure Costs (defined below), if any, under the Assumed Contracts (collectively the “Assumed Liabilities”).
Section 2.4. Excluded Liabilities.
          Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be obligated to assume or be obliged to pay, perform or otherwise discharge any Liability of Seller, and Seller shall be solely and exclusively liable with respect to all Liabilities of Seller, other than the Assumed Liabilities (collectively the “Excluded Liabilities”). For the avoidance of doubt, the Excluded Liabilities include, but are not limited to, the following:
          (a) any Liability of Seller, arising out of, or relating to, this Agreement or the transactions contemplated by this Agreement, whether incurred prior to, at or subsequent to the Closing Date, including, without limitation, all finder’s or broker’s fees and expenses and any and all fees and expenses of any Representatives of Seller;
          (b) other than as specifically set forth herein, any Liability relating to (x) events or conditions occurring or existing in connection with, or arising out of, the Business as operated prior to the Closing Date, or (y) the ownership, possession, use, operation or sale or other disposition prior to the Closing Date of any Purchased Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing Date, with the Business);
          (c) any Liability for Taxes (i) attributable to periods or portions thereof as determined pursuant to Section 7.1(a) ending on or prior to the Closing Date, (ii) any liability or obligation of Seller, or any member of any consolidated, affiliated, combined or unitary group of which Seller is or has been a member, for Taxes and (iii) Taxes of any other Person pursuant to an agreement or otherwise;
          (d) any Liability incurred by Seller or their respective directors, officers, stockholders, agents or employees (acting in such capacities) after the Closing Date;
          (e) any Liability of Seller to any Person on account of any Order or Proceeding;
          (f) any Liability relating to or arising out of the ownership or operation of an Excluded Asset;
          (g) any Liability or obligation under any Assumed Contract that is required to be set forth on Schedule 2.1(b) but is not set forth therein;
          (h) other than as specifically set forth herein, any liability or obligation of

Seller under any Indebtedness, including, without limitation, any Indebtedness owed to any stockholder or other Affiliate of Seller, and any Contract evidencing any such financing arrangement;
          (i) any liability or obligation, whether known or unknown, (i) arising under Environmental Laws attributable to or incurred as a result of any acts, omissions, or conditions first occurring or in existence as of or prior to the Closing Date, including, but not limited to, any liability or obligation with respect to the release, handling, discharge, treatment, storage, generation, disposal, or presence of Hazardous Materials at any location, (ii) claims relating to employee health and safety, including claims for injury, sickness, disease or death of any Person or (iii) compliance with any Legal Requirement relating to any of the foregoing; and
          (j) other than as specifically set forth herein, fees or expenses of Seller incurred with respect to the transactions contemplated herein.
Section 2.5. Assignments; Cure Amounts.
          Seller shall transfer and assign all Assumed Contracts to Buyer, and Buyer shall assume all Assumed Contracts from Seller, as of the Closing Date pursuant to section 365 of the Bankruptcy Code and the Sale Order. In connection with such assignment and assumption, Buyer shall cure all defaults under such Assumed Contracts to the extent required by section 365(b) of the Bankruptcy Code pursuant to the Sale Order (such amounts, the “Cure Costs”).
          The Sale Order shall provide that as of the Closing, Seller shall assign to Buyer the Assumed Contracts and the Assumed Contracts shall be identified by the name and date of the Assumed Contract, the other party to the Assumed Contract and the address of such party for notice purposes, all included on an exhibit attached to either the motion filed in connection with the Sale Order or a motion for authority to assume and assign such Assumed Contracts. Such exhibit shall also set forth the amounts necessary to cure any defaults under each of the Assumed Contracts as determined by Seller based on Seller’ books and records or as otherwise determined by the Bankruptcy Court.
          In the case of Contracts and other commitments included in the Purchased Assets that cannot be transferred or assigned effectively without the consent of third parties, which consent has not been obtained prior to the Closing (after giving effect to the Sale Order and the Bankruptcy Code), Seller shall, subject to any approval of the Bankruptcy Court that may be required and the terms set forth in Section 6.3, cooperate with Buyer in endeavoring to obtain such consent.
Section 2.6. Further Assurances.
          (a) At the Closing, and at all times thereafter as may be necessary, Seller and Buyer shall execute and deliver such other instruments of transfer as shall be reasonably necessary to vest in Buyer title to the Purchased Assets free and clear of all Encumbrances (other than Permitted Encumbrances), and such other instruments as shall be reasonably necessary to evidence the assignment by Seller and the assumption by Buyer or its designee of the Assumed Liabilities, including the Assumed Contracts. Seller and Buyer shall cooperate with one another to execute and deliver such other documents and instruments as may be reasonably required to carryout the transactions contemplated hereby.
          (b) At the Closing, and at all times thereafter as may be necessary, Seller shall, at the reasonable request of Buyer, execute, deliver, and file, or cause to be executed, delivered, and filed, such other instruments of conveyance and transfer and take such other actions as Buyer may reasonably request, in order to more effectively consummate the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Intellectual Property included in the Purchased Assets, including, without limitation, executing, filing, and recording, with all appropriate intellectual property registration authorities and other relevant entities, all assignment instruments and other filings that are necessary to correctly record the prior chain of title with respect to ownership of the Intellectual Property included in the Purchased Assets.
          (c) From and after the Closing, International Fight League, Inc. (“Parent”), the sole equity security owner of Seller, shall be entitled to retain and utilize, without license, royalty, fee, assessment or other charge, the mark “International Fight League” solely for use as Parent’s corporate name until Parent becomes engaged in an active trade or business; provided that, from the Closing, Parent shall utilize the mark “International Fight League” solely for general corporate purposes and not in any trade or business in accordance with the terms of the Name Use Agreement.
SECTION 3.
PURCHASE PRICE
Section 3.1. Purchase Price.
          Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of the Parties set forth herein, at the Closing, the purchase price to be paid by Buyer to the Seller in exchange for the Purchased Assets shall be (i) $650,000.00 in immediately available funds (the “Aggregate Cash Consideration”), and (ii) the assumption by Buyer of the Assumed Liabilities (collectively, the “Purchase Price”), payable at the Closing.
Section 3.2. Closing Date Payment.
          At the Closing, Buyer shall pay to Seller by wire transfer of immediately available funds, to the account(s) designated by Seller, the Aggregate Cash Consideration. Other than the Assumed Liabilities, Buyer shall have no obligation to pay or otherwise satisfy any Claim (as defined in the Bankruptcy Code) of creditors (including, without limitation, mechanics, suppliers and material men) against Seller or the Property or any affiliate of Seller.
Section 3.3. Allocation of Purchase Price.
          As soon as practicable after the date hereof, Buyer shall deliver to Seller for Seller’s review and approval allocation schedule(s) (the “Allocation Schedule(s)”) allocating the Purchase Price in accordance with the percentages set forth on the Allocation Schedule(s), including the Assumed Liabilities that are liabilities for federal income Tax purposes, among the Purchased Assets. The Allocation Schedule(s) shall be reasonable and shall be prepared in accordance with section 1060 of the Code and the regulations thereunder. Seller agree that, following their approval of the Allocation Schedule(s), such approval not to be unreasonably withheld or delayed, Seller shall sign the Allocation Schedule(s) and return an executed copy thereof to Buyer, it being understood and agreed that on or before the twentieth (20th) Business Day following their receipt of the Allocation Schedule(s) from Buyer as herein provided, Seller shall either deliver an executed copy thereof to Buyer or, in the event that Seller shall have objections to all or any portion of the Allocation Schedule(s), Seller shall deliver to Buyer a written objection to such Allocation Schedule(s), which written objection shall set forth in reasonable detail the basis for the objections of Seller thereto. In the event that Seller shall deliver a written objection to the Allocation Schedule(s), Seller and Buyer shall thereafter work in good faith for a period of fifteen (15) Business Days to resolve any and all objections set forth therein, and upon the resolution of all such objections, Seller and Buyer shall execute and deliver to the other Party or Parties a signed copy of such agreed upon Allocation Schedule(s). In the event that Buyer and Seller are unable to resolve such dispute within such fifteen (15) Business Day period, Buyer and Seller shall jointly retain a nationally recognized firm of independent certified public accountants mutually acceptable to Buyer and the Seller (an “Independent Accounting Firm”) to resolve the disputed items and the determinations of such Independent Accounting Firm shall be conclusive and binding upon the Parties for the purposes of this Section 3.3. Upon resolution of the disputed items, the allocation reflected on the Allocation Schedule(s) shall be adjusted to reflect such resolution. The costs, fees and expenses of the Independent Accounting Firm shall be borne equally by Buyer and Seller. Buyer and Seller will each file IRS Form 8594, and all Tax Returns, in accordance with the Allocation Schedule(s) that are agreed upon by the Parties pursuant to the terms of this Section 3.3. Buyer, on the one hand, and Seller, on the other hand, each agrees to provide the other promptly with any other information required to complete Form 8594.
Section 3.4. Closing Date.
          Upon the terms and conditions set forth in this Agreement the closing of the sale of the Purchased Assets and the assumption of the Assumed Liabilities contemplated hereby (the “Closing”) shall be effected by electronic delivery and shall be deemed to take place at the offices of Lowenstein Sandler PC, counsel for the Seller, at 1251 Avenue of the Americas, 18th Floor, New York, New York 10022, as promptly as practicable, and at no time later than the third Business Day following the date on which the conditions set forth in Section 8 have been satisfied or waived (other than the conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place or time as Buyer and Seller may mutually agree. The date and time at which the Closing actually occurs is hereinafter referred to as the “Closing Date.”
Section 3.5. Buyer’s Deliveries.
          At or prior to the Closing, Buyer shall deliver to Seller:
          (a) the Assumption and Assignment Agreement, and each other Ancillary Document to which Buyer is a party, duly executed by Buyer;
          (b) the Aggregate Cash Consideration;
          (c) the officer’s certificates required to be delivered pursuant to Sections 8.3(a) and (b); and
          (d) such other assignments and other good and sufficient instruments of assumption and transfer, in form reasonably satisfactory to Seller, as Seller may reasonably request to transfer and assign the Assumed Liabilities to Buyer.
Section 3.6. Seller’s Deliveries.
          At or prior to the Closing, Seller shall deliver to Buyer:
          (a) the Bill of Sale and Assumption and Assignment Agreement and each other Ancillary Document to which Seller is a party, duly executed by such Seller;
          (b) instruments of assignment of the, Trademarks (the “Assignment of Trademarks”), Copyrights (the “Assignment of Copyrights”) and Domain Names (the “Assignment of Domain Names”) that are owned by Seller and included in the Purchased Assets, if any, including all Trademarks, Copyrights and Domain Names listed on Schedule 2.1(c) hereto, duly executed by Seller, in form for recordation with the appropriate Governmental Authorities, in form reasonably acceptable to the parties, and any other assignments or instruments with respect to any Intellectual Property included in the Purchased Assets for which an assignment or instrument is required to assign, transfer and convey such assets to Buyer;
          (c) evidence of receipt of the Third Party Consents to the extent such consents are not provided for or satisfied by the Sale Order;
          (d) a copy of the final Sale Order;
          (e) the officer’s certificates required to be delivered pursuant to Sections 8.2(a) and (b);
          (f) certificates executed by Seller, in the form prescribed under Treasury Regulation Section 1.1445-2(b), that Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code;
          (g) a certificate of good standing, or equivalent document as certified by the applicable Government Authority;
          (h) a certificate of an authorized Person of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the certificate of formation (or equivalent formation documents) delivered pursuant to this Section 3.6, (ii) Seller authorization to execute and perform its obligations under this Agreement and the Ancillary Documents to which Seller are a party; and (iii) incumbency and signatures of the authorized Persons of Seller executing this Agreement such Ancillary Documents;
          (i) all instruments and documents necessary to release any and all Encumbrances (other than Permitted Encumbrances), including appropriate UCC financing statement amendments (termination statements); and
          (j) such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer, as Buyer may reasonably request to vest in Buyer all the right, title and interest of Seller in, to or under any or all the Purchased Assets.
SECTION 4.
REPRESENTATIONS AND WARRANTIES OF SELLER
          As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer and agrees as follows:

Section 4.1. Organization of Seller.
          Seller is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is in good standing in each of the jurisdictions in which the ownership or leasing of its properties or the conduct of its businesses requires such qualification, except where failure to so qualify or be in good standing would not reasonably be expected to have a Material Adverse Effect. Seller has full corporate or similar power and authority to own or lease and to operate and use the Purchased Assets and to carry on the Business as now conducted.
Section 4.2. Subsidiaries and Investments.
          Seller does not, directly or indirectly, own, of record or beneficially, any outstanding voting securities, membership interests or other equity interests in any Person.
Section 4.3. Authority of Seller.
          (a) Seller has full power and authority to execute, deliver and, subject to the entry of the Sale Order, perform its obligations under, and consummate the transactions contemplated by, this Agreement and each of the Ancillary Documents. The execution, delivery and performance of this Agreement and Ancillary Documents by Seller, and consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of Seller, including by Seller’s board of directors and, subject to the entry of the Sale Order, does not require any authorization or consent of Seller’s shareholders or members that has not been obtained. This Agreement has been duly authorized, executed and delivered by Seller and, subject to the entry of the Sale Order, is the legal, valid and binding obligation of Seller enforceable in accordance with its terms, and the Ancillary Documents have been duly authorized by Seller and upon execution and delivery by Seller and subject to the entry of the Sale Order, will be a legal, valid and binding obligation of Seller enforceable in accordance with its terms.
          (b) Subject to receipt of the Third Party Consents, and after giving effect to the Sale Order, none of the execution and delivery of this Agreement or the Ancillary Documents by Seller, the consummation by Seller of any of the transactions contemplated hereby or thereby, or compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by Seller, will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default or an event of default, or permit the acceleration of any Liability or obligation or loss of a material benefit, or result in the creation of any Encumbrance on any of the assets or properties of the Business (in each case with or without notice or lapse of time or both), under (i) any charter (or similar governing instrument) or by-laws (or similar governing document) of Seller, (ii) any Permits, (iii) any Order to which Seller is bound or any Purchased Asset is subject, (iv) any Legal Requirement affecting Seller or the Purchased Assets, or (v) any Contract to which Seller or any of the Purchased Assets is a party or otherwise bound.
Section 4.4. Assumed Contracts and Cure Costs.
          (a) Schedule 2.1(b) lists each Contract that relates to the Business or any of the Purchased Assets. Seller has delivered to Buyer a correct and complete copy of each written Contract (as amended to date) listed in Schedule 2.1(b). Each such Contract is enforceable and, subject to the payment of any applicable Cure Costs, will continue to be enforceable on identical terms following the consummation of the Transactions. Other than the obligation to pay any applicable Cure Costs, neither Seller nor, to Seller’s knowledge, any of the counter-parties to any such Contract is or has been in (and no event has occurred that, with or without notice or lapse of time, would create or constitute a) breach or violation of, or default under, any of such Contract’s provisions.
          (b) Schedule 2.1(b) sets forth a true and complete list of the Cure Costs associated with each of the Assumed Contracts. Buyer acknowledges, understands and agrees that the Cure Costs set forth herein and in Schedule 2.1(b) is based upon the information of the arrears and other costs due under each Assumed Contract to cure any defaults in such Assumed Contract on the date hereof and is subject to adjustment following each counter party to the Assumed Contracts’ submission to the Bankruptcy Court of any objections to the Cure Costs and adjudication by the Bankruptcy Court of the Cure Costs associated with any Assumed Contract.
Section 4.5. Intellectual Property.
          Schedule 2.1(c) sets forth a true and complete list of all Seller’s Intellectual Property relating to the Purchased Assets. Except as set forth in Schedule 2.1(c), Seller owns, or possesses adequate rights to use, all Intellectual Property used in the Business. No Third Party Consent is required for the assignment of all interests in the Intellectual Property used in the Business to Buyer as contemplated by this Agreement. Seller’s use of the Intellectual Property in the Business does not, and Buyer’s use of such Intellectual Property after Closing will not, infringe upon any rights any other person owns or holds.
Section 4.6. Title to Purchased Assets.
          Seller has, and, upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 3.6, and subject to the terms of the Sale Order, Seller will thereby transfer to Buyer, good and valid title to all of the Purchased Assets, free and clear of all Encumbrances, except for the Assumed Liabilities and for Permitted Encumbrances. Except for the Excluded Assets there are no material assets, material properties, material rights or material interests of any kind or nature that Seller has been using, holding or operating in the Business that will not be used, held or owned by Buyer immediately following the Closing.
Section 4.7. Proceedings.
          Schedule 4.7 sets forth a true and complete list of all Orders and Proceedings by or against Seller arising from or relating to the Purchased Assets. Except as set forth in Schedule 4.7, there are no instances in which Seller (a) is subject to any outstanding Order or (b) is a party, the subject of or, to Seller’s knowledge, is threatened to be made a party to or the subject of, any Proceeding. No Order or Proceeding required to be set forth in Schedule 4.7 questions the enforceability of this Agreement or the Ancillary Document or the transactions contemplated hereby and thereby, or could result in any Material Adverse Effect on the Business or Purchased Assets, and Seller has no basis to believe that any such Proceeding may be brought or threatened against Seller or Buyer.

Section 4.8. Consent and Approvals.
          Schedule 4.8 sets forth a true and complete list of each material consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other Person, and each declaration to or filing or registration with any such governmental or regulatory authority, that is required in connection with the execution and delivery of this Agreement and the Ancillary Documents by the Seller or the performance by the Seller of its obligations hereunder or thereunder (the “Third Party Consents”).
Section 4.9. Accuracy of Information Furnished.
          No representation, statement or information contained in this Agreement, any of the Ancillary Documents or any Contract or other document made available or furnished to Buyer or its Representatives by or on behalf of Seller contains any untrue statement of a material fact or omits any material fact necessary to make the information contained therein not misleading.
EXCEPT AS SET FORTH ABOVE, (A) ALL THE PURCHASED ASSETS SHALL BE TRANSFERRED ON AN AS-IS, WHERE-IS BASIS, AND (B) SELLER MAKES NO FURTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, IN RESPECT OF THE PURCHASED ASSETS, AND ANY SUCH REPRESENTATION AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.
SECTION 5.
REPRESENTATIONS AND WARRANTIES OF BUYER
          As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller and agrees as follows:
Section 5.1. Organization and Authority of Buyer.
          (a) Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and all of the Ancillary Documents to which it is a party. The execution, delivery and performance of this Agreement and such Ancillary Documents by Buyer have been duly authorized and approved by Buyer’s managers and do not require any further authorization or consent of Buyer or its managers or members. This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, and each Ancillary Document to which Buyer is a party has been duly authorized by Buyer and upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as (i) enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses.
          (b) Neither the execution and delivery of this Agreement or any of such Ancillary Documents or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

          (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, or an event of default under (1) Buyer’s organizational documents, (2) any Order to which Buyer is a party or by which it is bound or (3) any Legal Requirement affecting Buyer; or
          (ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person, other than filings with the Bankruptcy Court.
Section 5.2. No Finder.
          Except as set forth on Schedule 5.2, neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement for which Seller is or will become liable, and Buyer shall hold harmless and indemnify Seller from any claims with respect to any such fees or commissions.
Section 5.3. Ownership of Seller.
          Buyer does not hold, directly or indirectly, any beneficial or other ownership interest in Seller or its securities.
SECTION 6.
ACTION PRIOR TO THE CLOSING DATE
          The Parties covenant and agree to take the following actions between the date hereof and the earlier of the termination of this Agreement and the Closing Date:
Section 6.1. Investigation of the Business by Buyer.
          Seller shall permit Buyer’s authorized Representatives reasonable access during regular business hours and upon reasonable notice, to the offices, properties, agreements and other documentation and financial records with respect to the Business, the Purchased Assets, and the Assumed Liabilities to the extent Buyer reasonably requests. Any such investigation shall be conducted in a manner so as not to interfere with the operations of the Business. Seller shall use their commercially reasonable efforts to cause their outside accountants and outside counsel to cooperate with Buyer in its investigation.
Section 6.2. Third Party Consents.
          Seller shall use its best efforts to obtain all Third Party Consents to the extent such consents are not provided for or satisfied by the Sale Order.
Section 6.3. Governmental Approvals.
          (a) During the period prior to the Closing Date, Seller and Buyer shall act diligently and reasonably, and shall cooperate with each other, to do or cause to be done, all things necessary, proper or advisable consistent with applicable confidentiality and Legal Requirements to cause the conditions precedent to the Closing to be satisfied and to cause the Closing to occur, including to secure any consents and approvals of any governmental authority required to be obtained by them, in order to assign or transfer any Permits to Buyer, to permit the consummation of the transactions contemplated by this Agreement, or to otherwise satisfy the conditions set forth in Section 8, in each case as necessary to the extent such consents are not provided for or satisfied by the Sale Order; provided, however, that Seller shall not make any agreement or understanding affecting the Purchased Assets or the Business (excluding the Excluded Assets or Excluded Liabilities) as a condition for obtaining any such consents or approvals except with the prior written consent of Buyer. Subject to the limitations set forth in this Section 6.3, Buyer shall act diligently and reasonably to cooperate with Seller, to the extent commercially reasonable, to obtain the consents and approvals contemplated by this Section 6.3(b); provided, however, Buyer shall not be required to waive any of the conditions to Closing set forth in Section 8.
          (b) Subject to all applicable confidentiality and Legal Requirements, Seller and Buyer (i) shall promptly inform each other of any communication from any Governmental Authority concerning this Agreement, the transactions contemplated hereby, and any filing, notification or request for approval and (ii) shall permit the other Party to review in advance any proposed written communication or information submitted to any such Governmental Authority in response thereto; provided, that a Party may request entry into a joint defense agreement as a condition to providing any such materials and that, upon receipt of that request, the Parties shall work in good faith to enter into a joint defense agreement to create and preserve attorney-client privilege in a form and substance mutually acceptable to the Parties. In addition, none of Parties shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement or the transactions contemplated hereby, unless such Party consults with the other Parties in advance and, to the extent permitted by any such Governmental Authority, gives the other Parties the opportunity to attend and participate thereat, in each case to the maximum extent practicable. Subject to any restrictions under applicable laws, rules or regulations, each Party shall furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and the Governmental Authority or members of its staff on the other hand, with respect to this Agreement, the transactions contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements or to the attorney-client privilege or work product doctrine) or any such filing, notification or request for approval. Each Party shall also furnish the other Party with such necessary information and assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registration or submissions of information to the Governmental Authority in connection with this Agreement, the transactions contemplated hereby and any such filing, notification or request for approval. Seller and Buyer shall prosecute all required requests for approval with all necessary diligence and otherwise use their respective commercially reasonable efforts to obtain the grant thereof by an Order as soon as possible including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereunder or the other transactions contemplated hereby, including by Buyer selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits or agreeing to sell, hold separate or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its subsidiaries or the conducting of its business in a manner which would resolve such objections or suits.
          (c) Notwithstanding anything else to the contrary in this Agreement, in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the transactions hereunder or any other agreement contemplated hereby, (i) each Party shall cooperate in all respects with each other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, and (ii) Buyer must defend, at its sole cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement.
Section 6.4. Conduct of Business Prior to the Closing Date.
          (a) From and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with the terms of Section 9 hereof, Seller shall maintain the Purchased Assets and operate and carry on the Business only in the Ordinary Course of Business, except as otherwise expressly required by this Agreement or with the express written consent of Buyer. Consistent with the foregoing and to the extent permitted or required by the Bankruptcy Case, Seller shall use commercially reasonable efforts to (i) maintain the Purchased Assets and the assets and properties of, or used by, the Seller relating to the Business in their current condition (ordinary wear and tear excepted), (ii) maintain the business organization of the Business intact, (iii) maintain the Documents of the Business, and (iv) comply with all Legal Requirements. In connection therewith, Seller not shall (1) offer employment for any period on or after the Closing Date to any employee or agent of the Business regarding whom Buyer makes offers of employment in accordance with the terms set forth herein or (2) otherwise attempt to persuade any such employee or agent to terminate his or her relationship with the Business.
          (b) From and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with the terms of Section 9 hereof, except (u) where the effect would be immaterial, (w) in the Ordinary Course of Business, (x) as expressly provided in this Agreement, including in connection with the Auction or (y) as with the express written approval of Buyer, no Seller shall:
          (i) fail to maintain the Purchased Assets in their present condition or permit any Encumbrances on the Purchased Assets;
          (ii) grant or acquire, agree to grant to or acquire from any Person, or dispose of or permit to lapse any rights to, any material Intellectual Property; or
          (iii) enter into any agreement or commitment to take any action prohibited by this Section 6.4(b).
Section 6.5. Notification of Breach; Disclosure.
          Each Party shall promptly notify the other of any event, condition or circumstance of which such Party becomes aware prior to the Closing Date that would cause, or would reasonably be expected to cause, a violation or breach of this Agreement (or a breach of any representation or warranty contained in this Agreement). During the period prior to the Closing Date, each Party will promptly advise the other in writing of any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement. It is acknowledged and understood that no notice given pursuant to this Section 6.5 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of the conditions contained herein.
Section 6.6. Insurance.
          Until the Closing, Seller shall maintain (including necessary renewals thereof) insurance policies against risk and liabilities to the extent and in the manner and at the levels maintained by Seller as of the date hereof with respect to the Business and the Purchased Assets.
Section 6.7. Bankruptcy Court Approval.
          (a) Seller and Buyer acknowledge that this Agreement and the sale of the Purchased Assets are subject to Bankruptcy Court approval. Seller and Buyer acknowledge that (i) to obtain such approval, Seller must demonstrate that they have taken reasonable steps to obtain the highest or otherwise best offer possible for the Purchased Assets, including, but not limited to, giving notice of the transactions contemplated by this Agreement to creditors and certain other interested parties as ordered by the Bankruptcy Court, and conducting an auction in respect of the Purchased Assets (the “Auction”), and (ii) Buyer must provide adequate assurance of future performance under the Assumed Contracts.
          (b) As soon as reasonably possible after the Parties execute this Agreement, but in any event no later than five Business Days after the Parties execute this Agreement, Seller shall file the Sale Motion with the Bankruptcy Court, together with required supporting papers and required notices.
          (c) In the event an appeal is taken or a stay pending appeal is requested, with respect to the Sale Order, Seller shall promptly notify Buyer of such appeal or stay request and shall promptly provide to Buyer a copy of the related notice of appeal or order of stay. Seller shall also provide Buyer with written notice of any motion or application filed in connection with any appeal from either of such orders.
          (d) From and after the date hereof, Seller shall not take any action that is intended to result in, or fail to take any action the intent of which failure to act would result in, the reversal, voiding, modification or staying of the Sale Order.
Section 6.8. Bankruptcy Filings.
          (a) From and after the date hereof, at least two Business Days prior to filing any papers or pleadings in the Bankruptcy Case that relate, in whole or in part, to this Agreement or Buyer, Seller shall provide Buyer with a copy of such papers or pleadings.
          (b) Buyer shall provide Seller with prompt notice of any papers or pleadings filed by a party other than the Buyer in the Bankruptcy Case that relate, in whole or in part, to the

Purchased Assets, this Agreement or Buyer.
SECTION 7.
ADDITIONAL AGREEMENTS
Section 7.1. Taxes.
          (a) Seller shall be liable for and shall pay, and pursuant to Section 7.1(c) shall reimburse Buyer for, all Taxes (whether assessed or unassessed) applicable to the Business and the Purchased Assets, in each case attributable to periods (or portions thereof) ending on or prior to the Closing Date. Without limiting the obligations of Buyer contained elsewhere in this Agreement, including in respect of the Assumed Liabilities, Buyer shall be liable for and shall pay, and pursuant to Section 7.1(c) shall reimburse the applicable Seller for, all Taxes (whether assessed or unassessed) applicable to the Business, the Purchased Assets and the Assumed Liabilities, in each case attributable to periods (or portions thereof) beginning after the Closing Date. For purposes of this paragraph (a), any period beginning before and ending after the Closing Date shall be treated as two partial periods, one ending on the Closing Date and the other beginning on the day after the Closing Date except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.
          (b) Without limiting the other terms set forth in this Agreement, any sales Tax, use Tax, real property transfer or gains Tax, real property records recordation fees, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Purchased Assets and not exempted under the Sale Order or by section 1146(c) of the Bankruptcy Code (“Transfer Taxes”) shall be borne by Seller.
          (c) Seller or Buyer, as the case may be, shall provide reimbursement for any Tax paid by one Party all or a portion of which is the responsibility of the other Party in accordance with the terms of this Section 7.1. Within a reasonable time prior to the payment of any such Tax, the Party paying such Tax shall give notice to the other of the Tax payable and each Party’s respective liability therefor, although failure to do so will not relieve the other Party from its liability hereunder.
          (d) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and Seller shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least six years following the Closing Date. On or after the end of such period, each party shall provide the other with at least 10 days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Business.

Section 7.2. Adequate Assurances Regarding Assumed Contracts.
          With respect to each Assumed Contract, Buyer will use commercially reasonable efforts to provide adequate assurance as required under the Bankruptcy Code of the future performance by Buyer of each such Assumed Contract. Buyer and Seller agree that they will promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Assumed Contracts, such as furnishing affidavits, non-confidential financial information or other documents or information for filing with the Bankruptcy Court and making Buyer’s and Seller’ employees and representatives available to testify before the Bankruptcy Court.
Section 7.3. Certain Actions.
          Within ten (10) days after the Closing Date, Seller shall take such corporate and other actions necessary to change its corporate or company name, as the case may be, to a name that is not similar to, or confusing with, the current name of Seller, including any necessary filings required by the general corporation or other law of the state in which such Seller is incorporated, or otherwise organized. Buyer and Parent shall enter into the Name Use Agreement, permitting Parent to continue to retain “International Fight League” as its corporate name so long as it is a dormant company and is not engaged in an active trade or business in accordance with Section 2.6(c).
Section 7.4. Reasonable Access to Records and Certain Personnel.
          In order to facilitate Seller’ efforts to (i) administer and close the Bankruptcy Cases, (ii) prepare tax returns (together, the “Post-Close Filings”), and (iii) allow Parent to file reports with the Securities and Exchange Commission, for a period of two (2) years following the Closing, the Buyer shall permit Seller and Seller’s counsel and accountants (collectively, “Permitted Access Parties”) during regular business hours, with reasonable notice, and subject to reasonable rules and regulations, reasonable access to the financial and other books and records which comprised part of the Purchased Assets that are required to complete the Post-Close Filings, which access shall include (x) the right of such Permitted Access Parties to copy, at such Permitted Access Parties’ expense, such required documents and records and (y) Buyer’s copying and delivering to the relevant Permitted Access Parties such documents or records as they require, but only to the extent such Permitted Access Parties furnish Buyer with reasonably detailed written descriptions of the materials to be so copies and applicable Permitted Access Party reimburses the Buyer for the costs and expenses thereof; provided, however, that the foregoing rights of access shall not be exercisable in such a manner as to interfere with the normal operations of Buyer’s business. Notwithstanding anything contained in this Section 7.4 to the contrary, in no event shall Seller have access to any information that, based on advice of Buyer’s counsel, could (1) reasonably be expected to create liability under applicable law, or waive any legal privilege, (2) result in the discharge of any Trade Secrets of Buyer, its affiliates or any third parties or (3) violate any obligation of Buyer with respect to confidentiality.

SECTION 8.
CONDITIONS TO CLOSING
Section 8.1. Conditions to Obligations of Each Party.
          The respective obligations of each Party to effect the sale and purchase of the Purchased Assets shall be subject to the fulfillment (or, if permitted by applicable law, waiver) on or prior to the Closing Date, of the following conditions:
          (a) Consents, shall have been obtained or expired, as the case may be;
          (b) the Sale Order shall be unstayed (other than the ten-day period set forth in Rule 6004 of the Federal Rules of Bankruptcy Procedure); and
          (c) no Governmental Authority shall have enacted, issued, promulgated or entered any Order that is in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement that has not been withdrawn or terminated.
Section 8.2. Conditions to Obligations of Buyer.
          The obligation of Buyer to purchase of the Purchased Assets contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions:
          (a) the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of such date, and Buyer shall have received a certificate of Seller to such effect signed by a duly authorized officer thereof;
          (b) each covenant and obligation that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects, and Buyer shall have received a certificate of Seller to such effect signed by a duly authorized manager or member thereof;
          (c) Seller shall have the requisite authority to assign the Intellectual Property set forth in Schedule 2.1(c) to Buyer;
          (d) each of the deliveries required to be made to Buyer pursuant to Section 3.6 shall have been so delivered; and
          (e) the Sale Order shall have been entered and shall have become a Final Order and shall be in form and substance satisfactory to Buyer in its sole reasonable discretion.
          Any condition specified in this Section 8.2 may be waived by Buyer; provided that no such waiver shall be effective against Buyer unless it is set forth in a writing executed by Buyer.

Section 8.3. Conditions to Obligations of Seller.
          The obligation of Seller to sell the Purchased Assets contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions:
          (a) the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of such date and Seller shall have received a certificate of Buyer to such effect signed by a duly authorized officer thereof;
          (b) each covenant and obligation that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects, and Seller shall have received a certificate of Buyer to such effect signed by a duly authorized manager or member thereof;
          (c) each of the deliveries required to be made to Seller pursuant to Section 3.5 shall have been so delivered; and
          (d) The Sale Order shall have been entered and become a Final Order.
          Any condition specified in this Section 8.3 may be waived by Seller; provided that no such waiver shall be effective against Seller unless it is set forth in writing executed by Seller.
SECTION 9.
TERMINATION
Section 9.1. Termination.
          This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, by written notice promptly given to the other parties hereto, at any time prior to the Closing Date:
          (a) by mutual written consent of Buyer and Seller;
          (b) by either Buyer or Seller if any permanent injunction or other order of a court or competent authority or government agency which prevents the consummation of the transaction shall have become final and not appealable;
          (c) by either Buyer or Seller upon ten (10) days written notice of such termination to the other parties, if the Closing shall not have occurred on or prior to December 31, 2008; provided that the failure of the Closing to occur by such date is not due (in whole or in part) to a material breach by the terminating party of such party’s representations, warranties or covenants under this Agreement; and
          (d) by Buyer if Seller (i) agrees in writing, (ii) publicly announces its intention, or (iii) is authorized by its board of directors (or equivalent body), to sell, transfer, lease or otherwise dispose of, directly or indirectly, including through an asset sale, stock sale, merger, reorganization or other similar transaction, all or any portion of the Purchased Assets to any Person other than Buyer whether as a result of the proposal of a stand alone plan of reorganization or otherwise;
          (e) by Buyer if there has been a breach by Seller of any of its representations, warranties or covenants that would result in the condition set forth in Section 8.2(a) or Section 8.2(b) not being met, which breach is not curable, or if curable, is not cured within thirty (30) days after notice of such breach is given by Buyer to Seller; or
          (f) by either Buyer or Seller if the Bankruptcy Court approves an Alternative Transaction, or an Alternative Transaction is consummated.
          (g) For purposes of this Section 9.1, “Alternative Transaction” means any one of the following transactions with or by any person or group (other than the Buyer): (a) a merger, consolidation or similar transaction involving Seller, or (b) a sale, lease or other disposition directly or indirectly by merger, consolidation, tender offer, share exchange or otherwise of any assets of Seller, excluding the Excluded Assets and Excluded Liabilities.
Section 9.2. Break Up Fee.
          (a) Seller acknowledges (i) that Buyer has made a substantial investment in time and incurred substantial out-of-pocket expenses in connection with the negotiation and execution of this Agreement, its due diligence with respect to the Purchased Assets, and its efforts to consummate the transactions contemplated hereby, and (ii) that Buyer’s efforts have substantially benefited Seller and will benefit Seller and will benefit the bankruptcy estate of Seller through the submission of the offer reflected in this Agreement which will serve as a minimum bid on which other potentially interested bidders can rely. Therefore, as compensation for entering into this Agreement, taking action to consummate the transactions contemplated hereby and incurring the costs and expenses related thereto and other losses and damages, including foregoing other opportunities, Seller agrees to pay to Buyer, in accordance with the provisions of this Section 9.2, an amount equal to three percent (3%) of the Aggregate Cash Consideration (the “Break-Up Fee”).
          (b) Subject to limitations set forth in the Bidding Procedures, the Break-Up Fee shall become payable to Buyer if, at any time prior to the entry of the Sales Order, this Agreement is terminated by Buyer pursuant to Sections 9.1(c), (d), (e) or (f) or by Seller pursuant to
Section 9.1(f).
Section 9.3. Effect of Termination.
          (a) In the event of termination of this Agreement by either Party, all rights and obligations of the Parties under this Agreement shall terminate without any liability of any Party to any other Party except as otherwise provided in this Section 9 and except that each Party shall be liable for any willful breach of this Agreement by such Party. Notwithstanding the foregoing, the provisions of Section 9.2, Section 10 and Section 11 shall expressly survive the expiration or termination of this Agreement.

SECTION 10.
INDEMNIFICATION
Section 10.1. No Survival of Representations and Warranties.
          The representations and warranties of Buyer and Seller made in this Agreement and the covenants of Buyer and Seller contained in this Agreement that, by their terms, are to be performed at or prior to the Closing shall not survive the Closing Date and shall be extinguished by the Closing and the consummation of the transaction contemplated by this Agreement. Absent fraud, Buyer shall not have any remedy against Seller or their Affiliates, and Seller shall not have any remedy against Buyer or its Affiliates for (i) any breach of a representation or warranty contained in this Agreement (other than to terminate the Agreement in accordance with the terms hereof and as provided in Section 9.2) and (ii) if the Closing occurs, any breach of a covenant contained in this Agreement with respect to the period prior to the Closing Date. All covenants required to be performed after the Closing Date shall survive this Closing Date.
SECTION 11.
GENERAL PROVISIONS
Section 11.1. Confidential Nature of Information.
          Each Party agrees that it will treat in confidence all documents, materials and other information that it shall have obtained regarding the other Party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents. Such documents, materials and information shall not be disclosed or communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors and potential lenders, and in the case of Seller, to their counsel, accountants and financial advisors). No Party shall use any confidential information referred to in the second immediately preceding sentence in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Purchased Assets and the enforcement of its rights hereunder and under the Ancillary Documents; provided, however, that after the Closing, Buyer may use or disclose any confidential information included in the Purchased Assets and may use or disclose other confidential information that is otherwise reasonably related to the Business or the Purchased Assets. The obligation of each Party to treat such documents, materials and other information in confidence shall not apply to any information that (i) is or becomes available to such Party from a source other than the disclosing Party, provided such other source was not, and such Party would have no reason to believe such source was, subject to a confidentiality obligation in respect of such information, (ii) is or becomes available to the public other than as a result of disclosure by such Party or its agents, (iii) is required to be disclosed under applicable law or judicial process, including the Bankruptcy Case, but only to the extent it must be disclosed, or (iv) such Party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.
Section 11.2. No Public Announcement.
          Neither Seller nor Buyer shall, without the approval of Seller (in the case of a disclosure by Buyer) or Buyer (in the case of a disclosure by Seller), make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, including as may be required by the Bankruptcy Case, securities laws, or the rules of any stock exchange, in which case the other party or parties shall be advised prior to such disclosure and the parties shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued.
Section 11.3. Notices.
          All notices or other communications required or permitted hereunder shall be in writing and shall be given or delivered by personal delivery, by facsimile or by a nationally recognized private overnight courier service addressed as follows:
If to Buyer, to:
HDNet LLC
320 South Walton Street
Callas, Texas 75226
Attn: Robert Thoele
Facsimile: 214-571-9221
with a copy to (which shall not constitute notice):
Alvin Gump Strauss Hauer & Feld LLP
1700 Pacific Ave, Suite 4100
Dallas, Texas 75201
Attn: Robert W. Dockery, Esq. and Kevin D. Rice, Esq.
Facsimile: 214-969-4343
If to Seller, to:
IFL Corp.
38 Park Avenue, 2nd Floor
Rutherford, New Jersey 07070
Attn: Michael Keefe
Facsimile: 201-635-1801
with a copy to (which shall not constitute notice):
Lowenstein Sandler PC
1251 Avenue of the Americas, 18th Floor
New York, New York 10022
Attn: Sharon L. Levine, Esq. and S. Jason Teele, Esq.
Facsimile: 973-597-2400
or to such other address or facsimile number as such party may indicate by a notice delivered to the other party hereto.

          Any notice, consent, authorization, direction or other communication delivered as aforesaid shall be deemed to have been effectively delivered and received, if sent by a nationally recognized private overnight courier service, on the date following the date upon which it is delivered for overnight delivery to such courier service, if delivered personally (with written confirmation of receipt), on the date of such delivery or, if sent via facsimile, on the date of the transmission of the facsimile, provided that the sender thereof receives written confirmation that the facsimile was successfully delivered to the intended recipient.
Section 11.4. Successors and Assigns.
          (a) Except as expressly permitted in this Agreement, the rights and obligations of the Parties under this Agreement shall not be assignable by such parties without the written consent of the other parties hereto.
          (b) This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. The successors and permitted assigns hereunder shall include any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, consolidation, liquidation (including successive mergers, consolidations or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 11.4 any right, remedy or claim under or by reason of this Agreement.
Section 11.5. Entire Agreement; Amendments; Disclosure Schedules.
          This Agreement, the Ancillary Documents and Disclosure Schedules referred to herein contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto with respect to such subject matter. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties.
Section 11.6. Waivers.
          Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. Except as otherwise provided herein, the failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

Section 11.7. Expenses.
          Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.
Section 11.8. Partial Invalidity.
          Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
Section 11.9. Execution in Counterparts.
          This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by and delivered to each of the Parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 11.10. Governing Law.
          (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.
          (b) All actions and proceedings arising out of or relating to this Agreement, including the resolution of any and all disputes hereunder, shall be heard and determined in the Bankruptcy Court, and the Parties hereby irrevocably submit to the exclusive jurisdiction of the Bankruptcy Court in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The Parties hereby consent to service of process by mail (in accordance with Section 11.3) or any other manner permitted by law.
          (c) THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SELLER, BUYER, OR THEIR RESPECTIVE REPRESENTATIVES IN THE NEGOTIATION OR PERFORMANCE HEREOF.

Section 11.11. No Third Party Beneficiaries.
          This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind.
[SIGNATURE PAGES FOLLOW]

          IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed the day and year first above written.

BUYER: HDNet LLC
By:	/s/ Robert W. Thoele
Name: ROBERT W. THOELE
Title: CFO & GENERAL COUNSEL

SELLER: IFL Corp.
By:	/s/ Michael C. Keefe
Name: Michael C. Keefe
Title: Executive Vice President

[Signature Page to Asset Purchase Agreement]

Schedule 2.1(a)
Equipment
4 GB P2 Cards
Tripod/Organizer
Light Kit/Access
Mixer/Microphones
G-Raid 800 GB drive for editing
1995 Fruehauf trailer (VIN: 1HV05324SE030924)
Lift Pads for Fruehauf trailer
Panasonic HD Recorder
Breakout Box
DVD Duplicator
Portable DVR
LCD 7” monitor
RIVA Pro II Kit
Fresnel Kit (portable light kit)
Wide Angle adapters Soft Light
Kit Egg Crate (light diffuser)
Fresnel Kit (portable light kit)
Phone system
Wireless microphone system
Two Knack boxes (large metal rolling storage containers)
Miscellaneous TV production hardware
Sparring padding for MMA training
5-Rope ring used at IFL events

SCHEDULE 2.1(b)
Assumed Contracts And Cure Costs
Agreement dated February 20, 2007, between Seller and Alfred Haber Distribution, Inc., and the Addendum thereto dated October 31, 2007. Cure cost: $0.00.
Letter Agreement dated March 20, 2008, between Seller and National Sports Programming, owner and operator of Fox Sports Net programming service. Cure cost: $0.00.
Production and Distribution Agreement dated November 27, 2007, between Seller and HDNet LLC, and Amendment No. 1 thereto dated December 18, 2007. Cure cost: $0.00.
Production and Distribution Agreement dated January 31, 2008, between Seller and HDNet LLC. Cure cost: $0.00.

Schedule 2.1(c)
Intellectual Property
     Trademarks, Trade Names and Service Marks

					REG	REG
MARK	COUNTRY	STATUS	APP NO	APP DATE	NO	DATE	CLASS
ANACONDAS*	United States of America	Registered	78770112	09-Dec-2005	3399717	18-Mar-2008	41 Int.

BATTLEGROUND	United States of America	Published	77103709	09-Feb-2007			41 Int.

BATTLEGROUND IFL	United States of America	Published	77103697	09-Feb-2007			41 Int.

CONDORS	United States of America	Registered	77049856	22-Nov-2006	3300902	02-Oct-2007	41 Int.

IFL	United States of America	Registered	77179000	11-May-2007	3372084	22-Jan-2008	25 Int., 41 Int.

IFL BATTLEGROUND	United States of America	Published	77138713	23-Mar-2007			41 Int. 09 Int., 16 Int., 25 Int., 28 Int., 41 Int.

IFL INTERNATIONAL FIGHT LEAGUE & Design	United States of America	ALLOWED	78598351	30-Mar-2005

IFL INTERNATIONAL FIGHT LEAGUE & Fist Design	United States of America	Pending	77363137	03-Jan-2008

INTERNATIONAL FIGHT LEAGUE	United States of America	Pending	77178978	11-May-2007			25 Int., 41 Int.

PITBULLS*	United States of America	Registered	78770116	09-Dec-2005	3406920	01-Apr-2008	41 Int.

SCORPION*S	United States of America	Registered	78854819	05-Apr-2006	3357718	18-Dec-2007	41 Int.

THE SILVERBACKS*	United States of America	Registered	78770114	09-Dec-2005	3304224	02-Oct-2007	41 Int.

TORONTO DRAGONS*	United States of America	Pending	78906748	13-Jun-2006			41 Int.

*	Debtor asserts that it is the owner of these marks, although filing with the Patent and Trademark Office is by another entity
Schedule 2.1(c)-1

Copyright Television Broadcasts
FSN Shows

AIR DATE	EVENT DATE / VENUE	SHOW CONTENT
2006

5/21	4/20 / Atlantic City	Anacondas vs. Silverbacks
5/28	4/20 / Atlantic City	Pitbulls vs. Tiger Sharks
6/4	6/3 / Atlantic City	Tiger Sharks vs. Silverbacks
9/24	9/9 / Portland	Anacondas vs. Sabres
10/1	9/9 / Portland	Superfight show w/ Horn vs. Lindland Superfight
10/2	9/23 / Moline	Pitbulls vs. Silverbacks w/ Gracie vs. Miletich (2-hour Best Damn Sports Show Period special)
10/8	9/9 / Portland	Tigersharks vs. Wolfpack
11/12	9/23 / Moline	Razorclaws vs. Dragons
11/19	11/2 / Portland	Dragons vs. Silverbacks — Semifinal #1
9- 11/26	11/2 / Portland	Anacondas vs. Wolfpack — Semifinal #2
10- 12/31	12/29 / Mohegan	Silverbacks vs. Wolfpack

2007

2/23	1/19 / Oakland	Condors vs. Tiger Sharks

3/2	1/19 / Oakland	Lions vs. Razorclaws

3/9	2/2 / Houston	Scorpions vs. Sabres

3/16	2/2 / Houston	Anacondas vs. Silverbacks

3/23	2/23 / Atlanta	Dragons vs. Wolfpack

3/30	2/23 / Atlanta	Pitbulls vs. Red Bears

4/6	3/17 / Los Angeles	Anacondas vs. Razorclaws

4/13	4/13 Uncasville, CT	Wolfpack vs. Pitbulls (same day show)

4/20	3/17 / Los Angeles	Condors vs. Sabres

4/27	4/7 / Moline	Lions vs. Silverbacks I
5/4	4/7 / Moline	Lions vs. Silverbacks II
5/11	4/7 / Moline	Red Bears vs. Tiger Sharks
5/18	4/13 / Uncasville	Dragons vs. Scorpions
6/1		IFL’s Greatest Hits- Knockout special
Schedule 2.1(c)-2

AIR DATE	EVENT DATE / VENUE	SHOW CONTENT
6/8		SPECIAL: Meet the Stars (Highlight and background of four IFL stars- Horodecki, Rothwell, Patterson, Hieron)
6/15	5/19 / Chicago	Condors vs. Razorclaws
6/22	5/19 / Chicago	Red Bears vs. Silverbacks
6/29	6/1 / Everett, WA	Sabres vs. Wolfpack
7/6	6/1 / Everett, WA	Anacondas vs. Tigersharks
7/13	6/16 / Reno	Dragons vs. Pitbulls
7/20	6/16 / Reno	Lions vs. Scorpions
7/27		SPECIAL: Meet the Stars #2 (Highlight and background of four IFL stars- Benji Radach, Vladimir Matyushenko, John Gunderson)
8/17		Season recap of team finalist number one
8/24		Season recap of team finalist number two
8/31		Special: Meet the Stars #3 (Four best fighters backstories and highlights)
9/9	8/2 / Meadowlands, NJ	IFL semi-final one
9/16	8/2 / Meadowlands, NJ	IFL semi-final two
9/23	9/20 / Florida	IFL final

2008

4/19/08	11/3/07 / Chicago	Grand Prix Semi-Final Part 1
4/26/08	11/3/07 / Chicago	Grand Prix Semi-Final Part 2
5/3/08	12/29/07 / Uncasville	Grand Prix Final Part 1: Fabiano vs LC Davis /Hieron vs Heleno / Radach vs Horwich
5/10/08	12/29/07 / Uncasville	Grand Prix Final Part 2: Schultz vs. Horodecki /Nelson vs Jaoude
5/17/08	2/29/08 / Las Vegas	IFL Lightweight Championship — Ryan Schultz vs John Gunderson; plus Dias vs Defranco
5/24/08	2/29/08 / Las Vegas	IFL Heavyweight Championship — Roy Nelson vs Fabio Scherner; plus: Ellenberger vs. Healy & Ferreira vs Polley
5/31/08	2/29/08 / Las Vegas	IFL Middleweight Championship — Matt Horwich vs Ryan McGivern; plus: Loveland vs Dennis Davis
6/7/08	4/4 / Meadowlands, NJ	IFL Light Heavyweight Championship — Vladimir Matyushenko vs Jamal Patterson
6/14/08	4/4 / Meadowlands, NJ	IFL Featherweight Championship — Wagnney Fabiano vs. Shad Lierley
6/21/08	4/4 / Meadowlands, NJ	IFL Welterweight Championship — Jay Hieron vs Mark Miller
6/28/08	5/16 / Uncasville, CT	IFL Championship
7/5/08	5/16 / Uncasville, CT	IFL Championship
7/12/08	5/16 / Uncasville, CT	IFL Championship
Schedule 2.1(c)-3

Copyright Television Broadcasts
MyNetwork IFL Battleground Shows

AIRDATE	STORY
03/12/07	The International Fight League premieres on network television. 72 of the greatest fighters in the world, 9 mixed martial arts bouts, and the main event: the IFL World Championship Title Fight

03/19/07	Did a bad referee call cost Bas Rutten and his LA Anacondas their shot at the championship? Now the Anacondas are getting their re-match. Plus, 10 mixed martial arts bouts and the first ever IFL Superfight on network TV.

03/26/07	The first family of Mixed Martial Arts, the legendary Gracie family, are out to prove the dominance of Brazilian Jiu-Jitsu. Renzo Gracie’s New York Pitbulls take on the IFL’s best teams in their climb to the top in 9 featured bouts.

04/09/07	IFL Battleground goes to Portland to meet Olympian Matt Lindland and his Wolfpack. The show will have a minimum of nine fights, including lightweight Ryan Schultz’s return to the ring following his devastating knockout shown in episode one.

04/16/07	Cain and Able, IFL style. Meet the brotherly rivalry of world champions Ken and Frank Shamrock and go behind the scenes as they build their teams for their first-ever head to head match up. IFL Battleground will also go international for the first time, as we see the multi-cultural blend Tokyo Sabres, led by Japanese champion Ken Yasuda...a total of 11 fights.

04/23/07	The IFL goes to the Pacific Northwest and meets the Seattle Tigersharks and world champion kick-boxer Maurice Smith, and then goes to Orange County California to meet the Condors and their Brazilian influence of world champion Marco Ruas...a total of 11 bouts.

04/30/07	Meet MMA legend, coach Don “The Predator” Frye, his Tucson Scorpions, his family. His popular website advice column “Dear Don” becomes a weekly feature. Also why Tokyo Sabres’ coach Ken Yasuda keeps firing players. Team “survivors” Vladimir “The Janitor” Matuschenko, and two of LA’s own, South Central’s Savant Young and Antonio McKee.

05/07/07	A battle for IFL supremacy as Renzo Gracie’s first place New York Pitbulls face last season World Champ finalists, Olympian Matt Lindland’s Portland Wolfpack. Is Gracie’s boundless confidence any match for such unexpected personalities as formerly homeless Matt Horwich, who uses God’s motivation to beat his opponents? Plus Wolfpack Ryan Schultz returns after December’s devastating knockout.

05/14/07	Knockouts in and out of the ring...We count down the IFL’s greatest knockouts of all time. The athletes and coaches tell what its like to both take and give the knockout blow. Plus the nationwide auditions begin in LA for the first-ever IFL ring-girl search. You won’t believe who shows up...
Schedule 2.1(c)-4

AIRDATE	STORY
05/21/07	The IFL goes to America’s heartland as Ken Shamrocks Nevada Lions battle Pat Miletich’s Quad Cities Silverbacks with a spot in the IFL semi-finals at stake. The event will feature undefeated heavyweight Ben Rothwell against once beaten Roy Nelson in a meeting of two of the IFL’s best, along with two of top lightweights Bart Palaczewski and John Gunderson doing battle.

06/04/07	The IFL takes you to the Windy City to meet world champion Igor Zinoviev and his Red Bears, led by military sharp shooter and Chicago native Mark Miller. We will also go indepth to meet some of the IFL’s biggest stars, including New York’s Jamal Patterson, Orange County’s submission expert Jeremy Williams and the Anacondas knock out artist Chris Horodecki.

06/11/07	IFL Battleground goes to Portland to meet Olympian Matt Lindland and his Wolfpack. The show will have a minimum of nine fights, including lightweight Ryan Schultz’s return to the ring following his devastating knockout shown in episode one.

06/18/07	IFL Greatest Knockouts In and Out of the Ring...Knockouts in and out of the ring...We count down the IFL’s greatest knockouts of all time. The athletes and coaches tell what it’s like to both take and give the knockout blow. Plus the nationwide auditions begin in LA for the first-ever IFL ring-girl search. You won’t believe who shows up...

06/25/07	The Orange County Condors return to the ring against Frank Shamrock’s Razorclaws, the first match since the tragic death of Jeremy Williams. It’s also a match-up of the coaches as world champion Maurice Smith meets Marco Ruas in a superfight.

07/02/07	The Silverbacks look to stay alive in the playoff hunt as they battle the revitalized Chicago Red Bears. Undefeated heavyweight Ben “North Star” Rothwell and once-beaten lightweight Bart Palazcewski return to the ring for Quad Cities, while Igor Zinoviev’s Red Bears bring Chicago native Mike Miller in to meet UFC veteran Josh Neer.

07/09/07	The Tokyo Sabres, looking to finish the regular season undefeated, take on Matt Lindland’s Portland Wolfpack, who need a big win to stay alive. Tokyo’s Savant Young slugs it out with Ryan Schultz and Kaz Hamanaka looks for his first win against eccentric Wolfpack star Matt Horwich. We also take to the seas for the IFL’s trip to Fleet Week aboard the USS Wasp, and the IFL Ring Card Girl competition continues.

07/16/07	The IFL’s top team, the Los Angeles Anacondas, looks to grab momentum heading into the playoffs, facing off against the hometown Seattle Tiger Sharks. The Tiger Sharks, needing a convincing win to reach the postseason, send tough-nosed Shad Lierley against rising superstar Chris Horodecki and local hero Brad Blackburn versus dangerous Jay Hieron. The second segment of the IFL’s work with the USO also airs this week.

07/23/07	The IFL makes it’s first trip to Las Vegas and the stakes are high as Carlos Newton’s Dragon’s led by undefeated lightweight Waggney Fabiano try to send Renzo Gracie’s Pitbulls, led by star middleweight Delson Heleno from the ranks of the unbeaten and knock them from playoff contention. The IFL’s ring girl search enters its final stages in a special show from Las Vegas as well.
Schedule 2.1(c)-5

AIRDATE	STORY
08/13/07	The first IFL regular season comes to an end as the homestanding Nevada Lions, coached by Ken Shamrock, meet the Tucson Scorpions, led by world champion Don Frye. The final spots for the IFL’s Grand Prix are on the line as Lions stars Roy “Big Country” Nelson, lightweight star and Houston native John Gunderson try to grab spots for the individual belt competition. Undefeated light heavyweight Mike Whitehead and Lions welterweight Pat Healy also have spots on the line for the Grand Prix. The IFL also goes back to sea to visit with the Marines on board the Winston Churchil as they head into new York for Fleet Week.

08/20/07	SEASON RECAP

08/27/07	Grand Prix preview show

09/10/07	Semi-final number one: Undefeated heavyweight Ben Rothwell leads the Quad Cities Sliverbacks against the Los Angeles Anacondas, led by undefeated Benji Radich with a berth in the IFL finals on the line.

09/17/07	Semi- final number Two: The last berth in the IFL finals is on the line as the New York Pitbulls, led by heavyweight Bryan Vitell, go up against the Tokyo Sabres, led by the undefeated duo of Antonio Mckee and Vladimir “The Janitor” Matyuschenko

09/24/07	Season Final: The first full IFL season concludes, as the two greatest schools in the sport of Mixed Martial Arts, the Miletich Fighting System, the Quad Cities Silverbacks goes head to head with the Gracie Jiu-Jitsu system, the New York Pitbulls, for worldwide team supremacy. See if undefeated heavyweight Ben Rothwell can continue his run, or if the Pitbulls can bring the New York area their first team title of any kind since the 2000 New York Yankees
Copyright DVDs

RELEASE DATE	TITLE
2007	IFL Greatest Knockouts & Extreme Action

2007	IFL Championship 2007
In addition, Seller has numerous other tapes or events, interviews and background material used as the source for the edited shows televised on FSN and MyNetwork. Seller has numerous still images and photos of athletes, coaches and events.
Schedule 2.1(c)-6

Schedule 2.2
Excluded Assets
1.	Cash, investments, bank accounts and security deposits;

2.	Amounts due from Alfred Haber Distributions, Inc. for the period of June 30, 2008 to September 30, 2008;

3.	Existing accounts receivable;

4.	Any rights or amounts that may be recovered or recoverable on Seller’s claim against ProElite, Inc. and its affiliates and CBS Corporation and its affiliates related to the agreement and discussion between Seller and its affiliates and ProElite, Inc. and CBS Corporation and their respective affiliates that occurred in June and July 2008;

5.	All tax refunds;

6.	Office equipment and supplies, including servers and computer equipment;

7.	Books and records other than those relating directly to the purchased assets; and

8.	Prepaid expenses.
Schedule 2.1(c)-7

Schedule 4.7
Proceedings
     None.
Schedule 2.1(c)-8

Schedule 4.8
Consents and Approvals
Entry of an order by the United States Bankruptcy Court for the Southern District of New York approving the sale of the Assets as set forth herein.
Schedule 2.1(c)-9

Schedule 5.2
Brokers
     None.
Schedule 2.1(c)-10

EXHIBIT A
ASSUMPTION AND ASSIGNMENT AGREEMENT

ASSUMPTION AND ASSIGNMENT AGREEMENT
          THIS ASSUMPTION AND ASSIGNMENT AGREEMENT (this “Assumption and Assignment Agreement”) is entered into as of October ___, 2008, by and among IFL Corp., d/b/a International Fight League, a Delaware corporation (“Seller”) and HDNet LLC, a Delaware limited liability company (“Buyer”). All capitalized words and terms used in this Assumption and Assignment Agreement and not defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement, dated as of September 19, 2008, by and between the Seller and the Buyer (the “Agreement”).
          WHEREAS, pursuant to the Agreement, the Seller has agreed to sell, convey, assign, transfer and deliver to the Buyer all of the Seller’s right, title and interest, as of the Closing Date hereof, in and to the Assets; and
          WHEREAS, Buyer has, pursuant to the Asset Purchase Agreement, agreed to assume the Assumed Liabilities of the Seller.
          NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto, intending to be legally bound hereby, agree as follows:
          1. Pursuant to and in accordance with the terms of the Agreement, Seller hereby sells, conveys, transfers and delivers over unto the Buyer and its successors and assigns, all of the right, title and interest of the Seller in, to and under all Assigned Agreements.
          2. Pursuant to and in accordance with the terms of the Agreement, the Buyer hereby assumes (a) all of the obligations of the Seller under the Assigned Agreements that are included in the Assets and (b) the Assumed Liabilities.
          3. This Assumption and Assignment Agreement is not intended to create any broader obligations of the Buyer or the Seller than those contained in the Agreement and in the event of any ambiguity or conflict between the terms hereof and the Agreement, the terms of the Agreement shall govern and be controlling.
          4. This Assumption and Assignment Agreement and the covenants and agreements set forth herein shall be binding upon, inure to the benefit of, and be enforceable by the Buyer and the Seller, respectively, and their respective successors and assigns.
          5. This Assumption and Assignment Agreement shall be construed, interpreted and governed in accordance with the Laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.
          6. In case at any time after the Closing Date any further action is necessary or desirable to transfer or record the transfer of any of the Assets to the Buyer or to otherwise carry out the purposes of the Agreement and this Assumption and Assignment Agreement, the proper officers and directors of the Buyer and the Seller shall execute, acknowledge, deliver and perform, or cause to be executed, acknowledged, delivered and performed, all such further acts, transfers, conveyances, assurances and documents (including assignments, acknowledgements and consents and other instruments of transfer) and shall take, or cause to be taken, such further action, in each case to the extent consistent with the Agreement and this Assumption and Assignment Agreement and not inconsistent with applicable Laws.

A-1

          7. This Assumption and Assignment Agreement may be executed in multiple counterparts, all of which, when executed and delivered, shall be considered one and the same agreement.
          IN WITNESS WHEREOF, each of the parties hereto has caused this Assumption and Assignment Agreement to be executed by one of its duly authorized officers as of the date first above written.

BUYER: HDNet LLC
By:
Name:
Title:

SELLER: IFL Corp.
By:
Name:
Title:

A-2

EXHIBIT B
BIDDING PROCEDURES

Assets To Be Sold
          The assets proposed to be sold are the Assets (as defined in the Agreement and as more fully set forth in section 2.1 of the Agreement), that comprise substantially all of the Seller’s assets.
As Is, Where Is
          The sale of the Assets shall be on an “as is, where is” basis and without representations or warranties of any kind, nature, or description by the Debtor, its agents, or estate, except, with respect to the Purchaser, to the extent set forth in the Agreement and, with respect to a Successful Bidder, to the extent set forth in the relevant purchase agreement of such Successful Bidder approved by the Bankruptcy Court.
Free Of Any And All Claims And Interests
          The Assets shall be sold free and clear of all pledges, liens, security interests, encumbrances, claims, charges, options, and interests thereon (collectively, the “Claims and Interests”) and the Claims and Interests, if any, shall attach to the net proceeds of the sale of such Assets.
Participation Requirements
          Any person who wishes to participate in the Bidding Process (a “Potential Bidder”) must become a Qualified Bidder. As a prerequisite to becoming a Qualified Bidder, a Potential Bidder, other than the Purchaser, must deliver (unless previously delivered) to the Seller, who shall promptly deliver copies to the Official Committee of Unsecured Creditors (the “Committee”), if one is appointed in the Debtor’s case: (i) an executed confidentiality agreement substantially in the form attached hereto as Exhibit 2, (ii) current audited financial statements of the Potential Bidder, or, if the Potential Bidder is an entity formed for the purpose of acquiring the Assets, current audited financial statements of the equity holders of the Potential Bidder who shall guarantee the obligations of the Potential Bidder, or such other form of financial disclosure and credit-quality support or enhancement acceptable to the Seller, and (iii) a preliminary (non-binding) written proposal regarding (a) the purchase price range, (b) any Assets expected to be excluded, (c) the structure and financing of the transaction (including, but not limited to, the sources of financing of the Purchase Price (as defined in the Agreement) and the requisite deposit, (d) any anticipated regulatory approvals required to close the transaction, the anticipated time frame and any anticipated impediments for obtaining such approvals, (e) any conditions to closing that it may wish to impose in addition to those set forth in the Agreement, and (f) the nature and extent of additional due diligence it may wish to conduct and the date by which such due diligence will be completed.
          A Potential Bidder who delivers the documents described in the previous subparagraphs above and whose financial information and credit-quality support or enhancement demonstrate the financial capability of such Potential Bidder to consummate the Sale, if selected as the successful bidder, and who the Seller, in consultation with the Committee (if one is appointed in the Debtor’s case), determine (based on availability of financing, experience, and other considerations) to be able to consummate the Sale within the time frame provided by the Agreement shall be deemed a “Qualified Bidder.” As promptly as practicable, after a Potential Bidder delivers all of the materials required above, the Seller, in consultation and with the Committee (if one is appointed in the Debtor’s case), shall determine, and shall notify the Potential Bidder, whether such Potential Bidder is a Qualified Bidder. At the same time that the Seller notifies the Potential Bidder that it is a Qualified Bidder, the Seller shall allow the Qualified Bidder to begin to conduct due diligence with respect to the Assets as provided below. Notwithstanding the foregoing, the Purchaser for itself or on behalf of its designee, assignee or affiliate, shall be deemed a Qualified Bidder for purposes of the Bidding Process.
Due Diligence
          All due diligence shall be coordinated by the Seller, and all requests for due diligence materials and related information shall be made to counsel for the Seller, Lowenstein Sandler PC, 1251 Avenue of the Americas, 18th Floor, New York, New York 10022, Attention: Sharon Levine, Esq. (slevine@lowenstein.com) and S. Jason Teele, Esq.

(steele@lowenstein.com), or any other professional retained by the Seller and as directed by the Seller.
          The Seller shall afford each Qualified Bidder access to due diligence materials reasonably requested; provided, however, that the Seller, in its reasonable discretion, may permit Potential Bidders to conduct limited due diligence, provided such Potential Bidders execute a confidentiality agreement substantially in the form attached hereto as Exhibit 1, for the limited purpose of permitting such Potential Bidders to determine whether or not they desire to submit a Qualified Bid.
          The Seller shall coordinate all reasonable requests for information and due diligence access from Qualified Bidders. Any additional due diligence shall not continue after the Bid Deadline, except as otherwise consented to by the Seller. The Seller may, in its discretion, coordinate diligence efforts such that multiple Qualified Bidders have simultaneous access to due diligence materials. The Seller shall not be obligated to furnish any information relating to the Assets to any person other than to Qualified Bidders.
          Each Qualified Bidder shall be deemed to acknowledge and represent that it has had an opportunity to conduct any and all due diligence regarding the Assets prior to making its offer, that it has relied solely upon its own independent review, investigation, and/or inspection of any documents and/or the Assets in making its bid, and that it did not rely upon any written or oral statements, representations, promises, warranties, or guaranties whatsoever, whether express, implied, by operation of law or otherwise, regarding the Assets, or the completeness of any information provided in connection therewith, the Bidding Process or the Auction (as defined herein), except, as to the Successful Bidder, as expressly stated in the definitive agreement with such Successful Bidder approved by the Bankruptcy Court.
Bid Deadline
          All Bids (as defined below) must be submitted in writing so that they are actually received no later than 5:00 p.m. (prevailing Eastern time) on October 23, 2008 (the “Bid Deadline”). Each Qualified Bidder (as defined below) must deliver copies of its Bid to

Lowenstein Sandler PC, counsel for the Debtor, 1251 Avenue of the Americas, 18th Floor, New York, New York 10022, Attention: Sharon Levine, Esq. and S. Jason Teele, Esq., or by e-mail to slevine@lowenstein.com and steele@lowenstein.com. The Debtor’s counsel shall serve copies of all Bids received on (i) counsel for the Purchaser, Akin Gump Strauss Hauer & Feld LLP, 1700 Pacific Ave, Suite 4100, Dallas, Texas 75201, Attention: Robert W. Dockery, Esq. and Kevin D. Rice, Esq., (ii) counsel for any official committees appointed in the Debtor’s case, and (iii) the Office of the United States Trustee.
Bid Requirements
          All bids must include the following documents: (i) a letter stating that the bidder’s offer is irrevocable for the period set forth in the Bidding Procedures, (ii) an executed copy of the Agreement marked to show amendments and modifications to the Agreement, purchase price, and proposed schedules, (iii) a good faith deposit of ten percent (10%) of the aggregate bid amount (the “Good Faith Deposit”), and (iv) satisfactory written evidence of a commitment for financing or other ability to consummate the proposed transaction.
Qualified Bids
          To be deemed a “Qualified Bid,” a bid must be received by the Bid Deadline and, among other things, (i) must be on terms and conditions (other than the amount of the consideration and the particular liabilities being assumed) that are substantially similar to, and are not materially more burdensome or conditional to Seller than those contained in the Agreement, (ii) must not be contingent on obtaining financing or the outcome of unperformed due diligence beyond the contingencies set forth in the Agreement, (iii) must have a value (inclusive of any credit bid component) greater than the purchase price reflected in the Agreement plus the amount of the Break-Up Fee, (iv) must not be conditioned on bid protections, other than those contemplated in the Bidding Procedures, (v) must contain acknowledgements and representations as set forth in the Bidding Procedures, and (vi) include a commitment to consummate the Sale within not more than fifteen (15) days after entry of a Bankruptcy Court order approving such purchase. The Seller, in consultation with the

Committee (if one is appointed in the Debtor’s case), shall have the right to deem a bid a Qualified Bid, if such bid does not conform to one or more of the aforementioned requirements, provided however, that such bid must have a value greater than or equal to the sum of the Purchase Price plus the amount of the Break-Up Fee, taking into account all material terms of any such bid. Each Qualified Bid other than that of the Purchaser shall be called a “Subsequent Bid.”
Bid Protection
          Recognizing the Purchaser’s expenditure of time, energy, and resources, the Seller has agreed to provide certain bid protections to the Purchaser. Specifically, the Seller has determined that the Agreement will further the goals of the Bidding Procedures by setting a floor which all other Qualified Bids must exceed and, therefore, is entitled to be selected as the Purchaser. As a result, the Seller has agreed that if the Seller sell the Assets to a Successful Bidder other than the Purchaser, the Seller shall, in certain circumstances, pay to the Purchaser a Break-Up Fee equal to three percent (3%) of the Aggregate Cash Consideration (as defined in the Agreement). The payment of the Break-Up Fee shall be governed by the provisions of the Agreement and the Bidding Procedures Order.
Conduct Of Auction
          If the Debtor receives at least one Qualified Bid in addition to the Agreement, the Debtor will conduct an auction (the “Auction”) on October 27, 2008, at the offices of Lowenstein Sandler PC, 1251 Avenue of the Americas, 18th Floor, New York, New York, at 10:00 a.m. (prevailing Eastern time). At least two (2) business days prior to the Auction, each Qualified Bidder with a Qualified Bid must inform the Seller whether it intends to participate in the Auction and at least one (1) business day prior to the Auction, the Seller will provide such bidders copies of the Qualified Bid which the Seller believes is the highest or otherwise best offer for the Assets, (iii) all Qualified Bidders will be entitled to be present for all Subsequent Bids, and (iv) bidding at the Auction will begin with the highest or otherwise best Qualified Bid, continue in minimum increments of at least $25,000, and conclude after each participating bidder has had the opportunity to submit one or more additional Subsequent Bids.
Participation in the Auction
     Only Qualified Bidders who have submitted Qualified Bids will be eligible to participate in the Auction. Only the authorized representatives of each of the Qualified Bidders, the Purchaser, the Committee (if one is appointed in the Debtor’s case), the Office of the United States Trustee, and the Seller shall be permitted to attend the Auction. At the Auction, Qualified Bidders will be permitted to increase and/or improve their bids. Unless otherwise agreed to by the Seller, no Qualified Bidder will be permitted more than one-half hour to respond to the previous bid at Auction and, at the expiration of such time (unless extended), the Auction shall conclude.
Selection of Successful Bid
          As soon as practicable after the conclusion of the Auction, the Seller will, in consultation with its attorneys and financial advisors, review each Qualified Bid and identify the highest or otherwise best offer for the Assets (the “Successful Bid”) and the bidder making such bid (the “Successful Bidder”). The Seller will sell the Assets for the highest or otherwise best Qualified Bid to the Successful Bidder upon the approval of such Qualified Bid by the Bankruptcy Court after the hearing (the “Sale Hearing”).
Sale Hearing
          The Sale Hearing is currently scheduled for October 28, 2008 at 10:00 a.m. (prevailing Eastern time) before the Honorable Martin Glenn, United States Bankruptcy Judge, in the United States Bankruptcy Court for the Southern District of New York, located at One Bowling Green, Room 501, New York, New York 10004. The Sale Hearing may be adjourned or rescheduled by the Seller without notice other than by an announcement of the adjourned date at the Sale Hearing.
          If no Qualified Bids other than that of the Purchaser are received, the Seller will proceed with the sale of the Assets to the Purchaser following entry of the order approving the

Sale. If the Seller receives additional Qualified Bids, then, at the Sale Hearing, the Seller shall seek approval of the Successful Bid, as well as the second highest or best Qualified Bid (the “Alternate Bid” and such bidder, the “Alternate Bidder”). A bid will not be deemed accepted by the Seller unless and until approved by the Bankruptcy Court. Following approval of the sale to the Successful Bidder, if the Successful Bidder fails to consummate the sale for specified reasons, then the Alternate Bid will be deemed to be the Successful Bid and the Seller will effectuate a sale to the Alternate Bidder without further order of the Bankruptcy Court.
Return Of Good Faith Deposits
          Good faith deposits of all Qualified Bidders (except for the Successful Bidder) shall be held in an interest-bearing escrow account and all Qualified Bids shall remain open until two (2) business days following the closing of the Sale (the “Return Date”). Notwithstanding the foregoing, the good faith deposit submitted by the Successful Bidder, together with interest thereon, shall be applied against the payment of the Purchase Price upon closing of the Sale to the Successful Bidder. If a Successful Bidder fails to consummate an approved sale, the Seller will not have any obligation to return such good faith deposit and it shall irrevocably become property of the Seller. On the Return Date, the Seller will return the good faith deposits of all other Qualified Bidders, together with the accrued interest thereon.
Reservation of Rights
          The Seller (i) may determine which Qualified Bid, if any, is the highest or otherwise best offer, and (ii) may reject at any time, any bid (other than the Purchaser’s bid) that is: (a) inadequate or insufficient, (b) not in conformity with the requirements of the Bankruptcy Code, the Bidding Procedures, or the terms and conditions of the Sale, or (c) contrary to the best interests of the Seller, its estate and creditors as determined by the Seller in its sole discretion.

EXHIBIT 1 TO BIDDING PROCEDURES
(Nondisclosure Agreement)

NONDISCLOSURE AGREEMENT
          This Nondisclosure Agreement (this “Agreement”) by and between               , a                corporation (the “Recipient”), and IFL Corp. (the “Provider”) is dated as of the latest date set forth on the signature page hereto. Recipient and Provider are each a “Party” and collectively, the “Parties”).
          1. General. In connection with the consideration of a possible negotiated transaction (a “Possible Transaction”) between the Parties, Provider is prepared to make available to the Recipient certain “Diligence Material” (as defined in Section 2 below) in accordance with the provisions of this Agreement, and both Parties agree to take or abstain from taking certain other actions as hereinafter set forth.
          2. Definitions. (a) The term “Diligence Material” means information concerning the Provider which has been or is furnished to the Recipient or its Representatives in connection with the Recipient’s evaluation of a Possible Transaction, including its business, financial condition, operations, assets and liabilities, and includes all notes, analyses, compilations, studies, interpretations or other documents prepared by the Recipient or its Representatives which contain or are based upon, in whole or in part, the information furnished by the Recipient hereunder. The term Diligence Material does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives in breach of this Agreement, (ii) was within the Recipient’s possession prior to its being furnished to the Recipient by or on behalf of the Provider, provided that the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Provider with respect to such information, or (iii) is or becomes available to the Recipient on a non-confidential basis from a source other than the Provider or its Representatives, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Provider with respect to such information.

          (b) The term “Representatives” shall include the directors, officers, employees, agents, partners or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) of the Recipient or the Provider, as applicable.
          (c) The term “Person” includes the media and any corporation, partnership, group, individual or other entity.
          3. Use of Diligence Material. The Recipient shall, and it shall cause its Representatives to, use the Diligence Material solely for the purpose of evaluating a Possible Transaction, keep the Diligence Material confidential, and, subject to Section 5, will not, and will cause its Representatives not to, disclose any of the Diligence Material in any manner whatsoever; provided, however, that any of such information may be disclosed to the Recipient’s Representatives who need to know such information for the sole purpose of helping the Recipient evaluate a Possible Transaction. The Recipient agrees to be responsible for any breach of this Agreement by any of the Recipient’s Representatives. This Agreement does not grant the Recipient or any of its Representatives any license to use the Provider’s Diligence Material except as provided herein.
          4. Legally Required Disclosure. If the Recipient or its Representatives are requested or required (by oral questions, interrogatories, other requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Diligence Material, the Recipient shall provide the Provider with prompt written notice of any such request or requirement together with copies of the material proposed to be disclosed so that the Provider may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Provider, the Recipient or its Representatives are nonetheless legally compelled to disclose Diligence Material or otherwise be liable for contempt or suffer other censure or penalty, the Recipient or its Representatives may, without liability hereunder, disclose to such requiring person only that portion of such Diligence Material or any such facts which the Recipient or its Representatives is legally required to disclose, provided that the Recipient and/or its Representatives cooperate with the Provider to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Diligence Material or such facts by the person receiving the material.
          5. Return or Destruction of Diligence Material. If Recipient decides that it does not wish to proceed with a Possible Transaction, it will promptly inform the Provider of that decision. In that case, or at any time upon the request of the Provider for any reason, the Recipient will, and will cause its Representatives to, within five (5) business days of receipt of such notice, destroy or return all Diligence Material in any way relating to the Provider or its products, services, employees or other assets or liabilities, and no copy or extract thereof (including electronic copies) shall be retained, except that Recipient’s outside counsel may retain one copy to be kept confidential and used solely for archival purposes. The Recipient shall provide to the Provider a certificate of compliance with the previous sentence signed by an executive officer of the Recipient. Notwithstanding the return or destruction of the Diligence Material, the Recipient and its Representatives will continue to be bound by the Recipient’s obligations hereunder with respect to such Diligence Material.
          6. Maintaining Privilege. If any Diligence Material includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Recipient understands and agrees that the Recipient and the Provider have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the Parties that the sharing of such material by Provider is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Diligence Material provided by the Recipient that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

          7. Not a Transaction Agreement. The Recipient understands and agrees that no contract or agreement providing for a Possible Transaction exists between the Parties unless and until a final definitive agreement for a Possible Transaction has been executed and delivered, and the Recipient hereby waives, in advance, any claims (including, without limitation, breach of contract) relating to the existence of a Possible Transaction unless and until the Parties shall have entered into a final definitive agreement for a Possible Transaction. The Recipient also agrees that, unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered, neither Party will be under any legal obligation of any kind whatsoever with respect to such Possible Transaction by virtue of this Agreement except for the matters specifically agreed to herein. Either Party may terminate discussions and negotiations with the other Party at any time.
          8. No Representations or Warranties; No Obligation to Disclose. The Recipient understands and acknowledges that neither the Provider nor its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Diligence Material furnished by or on behalf of the Provider and shall have no liability to the Recipient, its Representatives or any other Person relating to or resulting from the use of the Diligence Material furnished to the Recipient or its Representatives or any errors therein or omissions therefrom. As to the information delivered to the Recipient, the Provider will only be liable for those representations or warranties which are made in a final definitive agreement regarding a Possible Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein. Nothing in this Agreement shall be construed as obligating a the Provider to provide, or to continue to provide, any information to any Person.
          9. Modifications and Waiver. No provision of this Agreement can be waived or amended in favor of either Party except by written consent of the other Party, which consent shall specifically refer to such provision and explicitly make such waiver or amendment. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.
          10. Remedies. Recipient understands and agrees that money damages would not be a sufficient remedy for any breach of this Agreement by Recipient or any of its Representatives and that Provider shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach or threat thereof. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to Provider.
          11. Legal Fees. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that either Recipient or its Representatives has breached this Agreement, then the Recipient shall be liable and pay to the Provider the reasonable legal fees and costs incurred in connection with such litigation, including any appeal therefrom.
          12. Governing Law. This Agreement is for the benefit of the Provider and shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.
          13. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by any court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants or restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and if a covenant or provision is determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the Parties intend and hereby request that the court or other authority making that determination shall only modify such extent, duration, scope or other provision to the extent necessary to make it enforceable and enforce it in its modified form for all purposes of this Agreement.
          14. Term. This Agreement shall terminate one (1) year after the date of this Agreement.
          15. Entire Agreement. This Agreement contains the entire agreement between the Parties regarding the subject matter hereof and supersedes all prior agreements,

understandings, arrangements and discussions between the Parties regarding such subject matter.
          16. Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.
          IN WITNESS WHEREOF, each of the undersigned entities has caused this Agreement to be signed by its duly authorized representatives as of the date written below.

PROVIDER:	RECIPIENT:

IFL CORP.	[COMPANY NAME]

[Address]

By:	By:
Name:	Name:
Title	Title

EXHIBIT C
BIDDING PROCEDURES ORDER

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

Chapter 11
In re:
Case No. 08-13589 (MG)
IFL Corp.,

Debtor.
ORDER UNDER 11 U.S.C. § 105(a) AND FED. R. BANKR. P. 2002 AND 9014
APPROVING (I) BIDDING PROCEDURES, (II) CERTAIN BID PROTECTIONS, (III)
FORM AND MANNER OF SALE NOTICES, AND (IV) SETTING OF A SALE
HEARING
          Upon the motion, dated September 19, 2008 (the “Motion”),1 of the above-captioned debtor and debtor-in-possession (the “Debtor” or “Seller”) for orders under 11 U.S.C. §§ 363 and 365 and Fed. R. Bankr. P. 2002, 6004, 6006, and 9014 (a) approving (i) bidding procedures, (ii) certain bid protections, (iii) the form and manner of sale notices, and (iv) the sale hearing date (the “Sale Hearing”), and (b) authorizing and approving (i) the sale of substantially all of the Debtor’s assets (the “Assets”) free and clear of liens, claims, and encumbrances (the “Sale”) to the Purchaser, (ii) the assumption by the Seller and assignment to the Purchaser of certain executory contracts and unexpired leases (collectively, the “Assumed Contracts”), and (iii) the assumption of certain liabilities (collectively, the “Assumed Liabilities”) by the Purchaser; and the Court having reviewed the Motion; and the Court having considered the arguments of counsel at the hearing held on October 10, 2008 (the “Hearing”); and upon the record of the Hearing; and after due deliberation thereon, and sufficient cause appearing therefor,
          IT IS HEREBY FOUND AND DETERMINED THAT:2
          A. The Court has jurisdiction over this matter and over the property of the

[1]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Motion.

[2]	Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. See Fed. R. Bankr. P. 7052.

Debtor and its bankruptcy estate pursuant to 28 U.S.C. §§ 157(a) and 1334.
          B. This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(A), (N), and (O).
          C. The notice given by the Debtor of the Motion and the Hearing constitutes due and sufficient notice thereof.
          D. The Debtor has articulated good and sufficient reasons for approving (i) the Bidding Procedures, (ii) the granting of certain bid protections as provided in the Agreement, (iii) the manner of notice of the Motion, the Sale Hearing, and the assumption and assignment of the Assumed Contracts, (iv) the form of notice of the Motion and the Sale Hearing to be distributed to creditors and other parties in interest, including prospective bidders, (v) the form of notice of the Cure Amounts and the assumption of the Assumed Contracts to be filed with the Court and served on parties to each Assumed Contract, and (vi) the scheduling of the Sale Hearing.
          E. The Debtor’s payment to the Purchaser (as set forth in the Agreement), of the Break-Up Fee (the “Bid Protection”) (i) is an actual and necessary cost and expense of preserving the Debtor’s estate, within the meaning of section 503(b) of the Bankruptcy Code, (ii) is of substantial benefit to the Debtor’s estate, (iii) is reasonable and appropriate, including in light of the size and nature of the Sale and the efforts that have been and will be expended by the Purchaser notwithstanding that the proposed Sale is subject to higher or better offers for the Assets, (iv) was negotiated by the parties at arm’s length and in good faith, and (v) is necessary to ensure that the Purchaser will continue to pursue its proposed acquisition of the Assets. The Bid Protection was a material inducement for, and condition of, the Purchaser’s entry into the Agreement. The Purchaser is unwilling to commit to hold open its offer to purchase the Assets under the terms of the Agreement unless it is assured of payment of the Bid Protection. Further, because the Bid Protection induced the Purchaser to research the value of the Assets and submit a bid that will serve as a minimum or floor bid on which other bidders can rely, the Purchaser has provided a benefit to the Debtor’s estate which the Debtor believes will increase the likelihood that the price at which the Assets are sold will reflect their true worth. Finally, absent authorization of the Bid Protection, the Debtor believes that it may lose the opportunity to obtain the highest or otherwise best available offer for the Assets.
          F. The Bidding Procedures are reasonable and appropriate and represent the best method for maximizing the realizable value of the Assets.
          THEREFORE, IT IS ORDERED, ADJUDGED, AND DECREED THAT:
          2. The Bidding Procedures, as set forth on Exhibit 1 attached hereto and incorporated herein by reference as if fully set forth in this Order, are hereby approved and shall govern all proceedings relating to the Agreement and any Subsequent Bids (as defined in the Bidding Procedures) for the Assets in the Bidding Process.
          3. The Debtor, in consultation with the Committee (if one is appointed in the Debtor’s case): (i) may determine which Qualified Bid, if any, is the highest or otherwise best offer, and (ii) may reject at any time, any bid (other than the Purchaser’s bid) that is: (a) inadequate or insufficient, (b) not in conformity with the requirements of the Bankruptcy Code, the Bidding Procedures, or the terms and conditions of the Sale, or (c) contrary to the best interests of the Debtor, its estate and creditors as determined by the Debtor and Committee (if one is appointed in the Debtor’s case). Notwithstanding the foregoing, the Debtor, in consultation with the Committee (if one is appointed in the Debtor’s case), may in the exercise of its reasonable discretion, determine that a bid that is not otherwise a Qualified Bid is the highest and best bid for the Assets. The Debtor, in consultation with the Committee (if one is appointed in the Debtor’s case), is authorized to terminate the Bidding Process or the Auction at any time if it determines that the Bidding Process will not maximize the value of the Assets to be realized by the Debtor’s estate.
          4. The Sale Hearing shall be held before the undersigned United States Bankruptcy Judge on October 28, 2008 at 10:00 a.m. (prevailing Eastern time) in the United States Bankruptcy Court for the Southern District of New York, One Bowling Green, Room 501, New York, New York 10004, at which time the Court shall consider the Motion, the Successful

Bidder, and confirm the results of the Auction, if any.
          5. Objections to the Sale of the Assets shall be filed and served no later than 4:00 p.m. (prevailing Eastern time) on October 23, 2008 (the “Objection Deadline”).
          6. The failure of any objecting person or entity to timely file its objection by the Objection Deadline shall be a bar to the assertion, at the Sale Hearing or thereafter, of any objection to the Motion, the Sale, or the Debtor’s consummation and performance of the Agreement (including the transfer of the Assets, Assumed Contracts free and clear of all Liens and Claims), if authorized by the Court.
          7. The Sale Hearing may be adjourned from time to time without further notice to creditors or parties in interest other than by announcement of the adjournment in open court or on the Court’s calendar on the date scheduled for the Sale Hearing or any adjourned date.
          8. The Bid Protection, as more fully described in the Agreement is hereby approved. The Debtor’s obligation to pay the Bid Protection, as provided by the Agreement, shall survive termination of the Agreement and, until paid, shall constitute an administrative expense pursuant to Bankruptcy Code Section 507(b) and the Debtor shall be authorized to pay the Bid Protection to the Purchaser in accordance with the terms of the Agreement without further order of this Court.
          9. Notice of (a) the Motion, (b) the Sale Hearing, and (c) the proposed assumption and assignment of the Assumed Contracts to the Purchaser pursuant to the Agreement or to a Successful Bidder shall be good and sufficient, and no other or further notice shall be required, if given as follows:
          (a) Notice Of Sale Hearing. Within five (5) business days after entry of this Order (the “Mailing Date”), the Debtor shall serve the Motion, the Agreement, the proposed Sale Order, the Bidding Procedures, and a copy of the Bidding Procedures Order by first-class mail, postage prepaid, upon (i) all of the Debtor’s known creditors, (ii) all entities known to have expressed a bona fide interest in acquiring the Assets, (iii) any party known to have or to assert a lien on any of the Assets, (iv) the Securities and Exchange Commission, (v) the Office of the

United States Trustee, (vi) counsel for the Committee, if any is appointed, (vii) all federal, state and local regulatory authorities with jurisdiction over the Debtor, (viii) the office of the United States Attorney for the Southern District of New York, (ix) all non-debtor parties to the Assumed Contracts, (x) all parties who entered a notice of appearance and request for service of pleadings pursuant to Fed. R. Bankr. P. 2002, and (xi) any parties identified by the Debtor as having an interest in bidding on the Assets.
          (b) Sale Notice. On or before the Mailing Date, the Debtor shall serve by first-class mail, postage prepaid, a notice of the Sale (the “Sale Notice”), substantially in the form annexed hereto as Exhibit 2, upon all known creditors of the Debtor.
          (c) Cure Notice. No later than fifteen (15) business days after the entry of this Order, the Debtor shall file with the Court and serve on all nondebtor parties to the Assumed Contracts a notice (the “Cure Notice”), substantially in the form annexed hereto as Exhibit 3, of the cure amount necessary to assume each Assumed Contract (the “Cure Amount”). The nondebtor party to the Assumed Contract shall have ten (10) days from the service of the Cure Notice to object to the Cure Amount and must state in its objection with specificity what Cure is required (with appropriate documentation in support thereof). If no objection is timely received, the Cure Amount set forth in the Cure Notice shall be controlling, notwithstanding anything to the contrary in any Assumed Contract or any other document, and the nondebtor party to the Assumed Contract shall be forever barred from asserting any other claims against the Debtor, the Purchaser, or the Successful Bidder (as appropriate), or the property of either of them, as to such Assumed Contract. The inclusion of any Assumed Contract in the Cure Notice shall not constitute an assumption by the Debtor of any such Assumed Contract, nor shall it constitute an admission or a waiver with respect to the Debtor’s right to assume or reject any such Assumed Contract.
          (d) Assumption Notice. Only if the Purchaser is not the Successful Bidder, within two (2) business days of the conclusion of the Auction, the Debtor shall cause a notice, substantially in the form of the notice attached hereto as Exhibit 4, to be sent to each nondebtor party to an Assumed Contract identifying the Successful Bidder and the executory contracts and/or unexpired leases to be assumed as part of the Sale. Any objection to the assumption and assignment of any Assumed Contract shall be filed no later than 4:00 p.m. (prevailing Eastern time) two (2) business days prior to the Sale Hearing.
          10. This Court shall retain jurisdiction to hear and determine all matters arising from the implementation of this Order.
          11. Except as otherwise specifically set forth in this Order, the rights of all parties-in-interest are hereby preserved in all respects.
          12. The requirement under Rule 9013-1(b) of the Local Bankruptcy Rules for the United States Bankruptcy Court for the Southern District of New York for the service and filing of a separate memorandum of law is deemed satisfied by the Motion.
Dated:                      ___, 2008
            New York, New York

Honorable Martin Glenn
United States Bankruptcy Judge

Exhibit 1
Bidding Procedures

BIDDING PROCEDURES
Assets To Be Sold
          The assets proposed to be sold are the Assets (as defined in the Agreement and as more fully set forth in section 2.1 of the Agreement), that comprise substantially all of the Seller’s assets.
As Is, Where Is
          The sale of the Assets shall be on an “as is, where is” basis and without representations or warranties of any kind, nature, or description by the Debtor, its agents, or estate, except, with respect to the Purchaser, to the extent set forth in the Agreement and, with respect to a Successful Bidder, to the extent set forth in the relevant purchase agreement of such Successful Bidder approved by the Bankruptcy Court.
Free Of Any And All Claims And Interests
          The Assets shall be sold free and clear of all pledges, liens, security interests, encumbrances, claims, charges, options, and interests thereon (collectively, the “Claims and Interests”) and the Claims and Interests, if any, shall attach to the net proceeds of the sale of such Assets.
Participation Requirements
          Any person who wishes to participate in the Bidding Process (a “Potential Bidder”) must become a Qualified Bidder. As a prerequisite to becoming a Qualified Bidder, a Potential Bidder, other than the Purchaser, must deliver (unless previously delivered) to the Seller, who shall promptly deliver copies to the Official Committee of Unsecured Creditors (the “Committee”), if one is appointed in the Debtor’s case: (i) an executed confidentiality agreement substantially in the form attached hereto as Exhibit 2, (ii) current audited financial statements of the Potential Bidder, or, if the Potential Bidder is an entity formed for the purpose of acquiring the Assets, current audited financial statements of the equity holders of the Potential Bidder who shall guarantee the obligations of the Potential Bidder, or such other form of financial disclosure and credit-quality support or enhancement acceptable to the Seller, and (iii) a preliminary (non-binding) written proposal regarding (a) the purchase price range, (b) any Assets expected to be excluded, (c) the structure and financing of the transaction (including, but not limited to, the sources of financing of the Purchase Price (as defined in the Agreement) and the requisite deposit, (d) any anticipated regulatory approvals required to close the transaction, the anticipated time frame and any anticipated impediments for obtaining such approvals, (e) any conditions to closing that it may wish to impose in addition to those set forth in the Agreement, and (f) the nature and extent of additional due diligence it may wish to conduct and the date by which such due diligence will be completed.
          A Potential Bidder who delivers the documents described in the previous subparagraphs above and whose financial information and credit-quality support or enhancement demonstrate the financial capability of such Potential Bidder to consummate the Sale, if selected as the successful bidder, and who the Seller, in consultation with the Committee (if one is appointed in the Debtor’s case), determine (based on availability of financing, experience, and other considerations) to be able to consummate the Sale within the time frame provided by the Agreement shall be deemed a “Qualified Bidder.” As promptly as practicable, after a Potential Bidder delivers all of the materials required above, the Seller, in consultation and with the Committee (if one is appointed in the Debtor’s case), shall determine, and shall notify the Potential Bidder, whether such Potential Bidder is a Qualified Bidder. At the same time that the Seller notifies the Potential Bidder that it is a Qualified Bidder, the Seller shall allow the Qualified Bidder to begin to conduct due diligence with respect to the Assets as provided below. Notwithstanding the foregoing, the Purchaser for itself or on behalf of its designee, assignee or affiliate, shall be deemed a Qualified Bidder for purposes of the Bidding Process.
Due Diligence
          All due diligence shall be coordinated by the Seller, and all requests for due diligence materials and related information shall be made to counsel for the Seller, Lowenstein Sandler PC, 1251 Avenue of the Americas, 18th Floor, New York, New York 10022, Attention:

Sharon Levine, Esq. (slevine@lowenstein.com) and S. Jason Teele, Esq. (steele@lowenstein.com), or any other professional retained by the Seller and as directed by the Seller.
          The Seller shall afford each Qualified Bidder access to due diligence materials reasonably requested; provided, however, that the Seller, in its reasonable discretion, may permit Potential Bidders to conduct limited due diligence, provided such Potential Bidders execute a confidentiality agreement substantially in the form attached hereto as Exhibit 1, for the limited purpose of permitting such Potential Bidders to determine whether or not they desire to submit a Qualified Bid.
          The Seller shall coordinate all reasonable requests for information and due diligence access from Qualified Bidders. Any additional due diligence shall not continue after the Bid Deadline, except as otherwise consented to by the Seller. The Seller may, in its discretion, coordinate diligence efforts such that multiple Qualified Bidders have simultaneous access to due diligence materials. The Seller shall not be obligated to furnish any information relating to the Assets to any person other than to Qualified Bidders.
          Each Qualified Bidder shall be deemed to acknowledge and represent that it has had an opportunity to conduct any and all due diligence regarding the Assets prior to making its offer, that it has relied solely upon its own independent review, investigation, and/or inspection of any documents and/or the Assets in making its bid, and that it did not rely upon any written or oral statements, representations, promises, warranties, or guaranties whatsoever, whether express, implied, by operation of law or otherwise, regarding the Assets, or the completeness of any information provided in connection therewith, the Bidding Process or the Auction (as defined herein), except, as to the Successful Bidder, as expressly stated in the definitive agreement with such Successful Bidder approved by the Bankruptcy Court.
Bid Deadline
          All Bids (as defined below) must be submitted in writing so that they are actually received no later than 5:00 p.m. (prevailing Eastern time) on October 23, 2008 (the “Bid

Deadline”). Each Qualified Bidder (as defined below) must deliver copies of its Bid to Lowenstein Sandler PC, counsel for the Debtor, 1251 Avenue of the Americas, 18th Floor, New York, New York 10022, Attention: Sharon Levine, Esq. and S. Jason Teele, Esq., or by e-mail to slevine@lowenstein.com and steele@lowenstein.com. The Debtor’s counsel shall serve copies of all Bids received on (i) counsel for the Purchaser, Akin Gump Strauss Hauer & Feld LLP, 1700 Pacific Ave, Suite 4100, Dallas, Texas 75201, Attention: Robert W. Dockery, Esq. and Kevin D. Rice, Esq., (ii) counsel for any official committees appointed in the Debtor’s case, and (iii) the Office of the United States Trustee.
Bid Requirements
          All bids must include the following documents: (i) a letter stating that the bidder’s offer is irrevocable for the period set forth in the Bidding Procedures, (ii) an executed copy of the Agreement marked to show amendments and modifications to the Agreement, purchase price, and proposed schedules, (iii) a good faith deposit of ten percent (10%) of the aggregate bid amount (the “Good Faith Deposit”), and (iv) satisfactory written evidence of a commitment for financing or other ability to consummate the proposed transaction.
Qualified Bids
          To be deemed a “Qualified Bid,” a bid must be received by the Bid Deadline and, among other things, (i) must be on terms and conditions (other than the amount of the consideration and the particular liabilities being assumed) that are substantially similar to, and are not materially more burdensome or conditional to Seller than those contained in the Agreement, (ii) must not be contingent on obtaining financing or the outcome of unperformed due diligence beyond the contingencies set forth in the Agreement, (iii) must have a value (inclusive of any credit bid component) greater than the purchase price reflected in the Agreement plus the amount of the Break-Up Fee, (iv) must not be conditioned on bid protections, other than those contemplated in the Bidding Procedures, (v) must contain acknowledgements and representations as set forth in the Bidding Procedures, and (vi) include a commitment to consummate the Sale within not more than fifteen (15) days after entry of a

Bankruptcy Court order approving such purchase. The Seller, in consultation with the Committee (if one is appointed in the Debtor’s case), shall have the right to deem a bid a Qualified Bid, if such bid does not conform to one or more of the aforementioned requirements, provided however, that such bid must have a value greater than or equal to the sum of the Purchase Price plus the amount of the Break-Up Fee, taking into account all material terms of any such bid. Each Qualified Bid other than that of the Purchaser shall be called a “Subsequent Bid.”
Bid Protection
          Recognizing the Purchaser’s expenditure of time, energy, and resources, the Seller has agreed to provide certain bid protections to the Purchaser. Specifically, the Seller has determined that the Agreement will further the goals of the Bidding Procedures by setting a floor which all other Qualified Bids must exceed and, therefore, is entitled to be selected as the Purchaser. As a result, the Seller has agreed that if the Seller sell the Assets to a Successful Bidder other than the Purchaser, the Seller shall, in certain circumstances, pay to the Purchaser a Break-Up Fee equal to three percent (3%) of the Aggregate Cash Consideration (as defined in the Agreement). The payment of the Break-Up Fee shall be governed by the provisions of the Agreement and the Bidding Procedures Order.
Conduct Of Auction
          If the Debtor receives at least one Qualified Bid in addition to the Agreement, the Debtor will conduct an auction (the “Auction”) on October 27, 2008, at the offices of Lowenstein Sandler PC, 1251 Avenue of the Americas, 18th Floor, New York, New York, at 10:00 a.m. (prevailing Eastern time). At least two (2) business days prior to the Auction, each Qualified Bidder with a Qualified Bid must inform the Seller whether it intends to participate in the Auction and at least one (1) business day prior to the Auction, the Seller will provide such bidders copies of the Qualified Bid which the Seller believes is the highest or otherwise best offer for the Assets, (iii) all Qualified Bidders will be entitled to be present for all Subsequent Bids, and (iv) bidding at the Auction will begin with the highest or otherwise best Qualified Bid, continue in minimum increments of at least $25,000, and conclude after each participating bidder has had the opportunity to submit one or more additional Subsequent Bids.
Participation in the Auction
          Only Qualified Bidders who have submitted Qualified Bids will be eligible to participate in the Auction. Only the authorized representatives of each of the Qualified Bidders, the Purchaser, the Committee (if one is appointed in the Debtor’s case), the Office of the United States Trustee, and the Seller shall be permitted to attend the Auction. At the Auction, Qualified Bidders will be permitted to increase and/or improve their bids. Unless otherwise agreed to by the Seller, no Qualified Bidder will be permitted more than one-half hour to respond to the previous bid at Auction and, at the expiration of such time (unless extended), the Auction shall conclude.
Selection of Successful Bid
          As soon as practicable after the conclusion of the Auction, the Seller will, in consultation with its attorneys and financial advisors, review each Qualified Bid and identify the highest or otherwise best offer for the Assets (the “Successful Bid”) and the bidder making such bid (the “Successful Bidder”). The Seller will sell the Assets for the highest or otherwise best Qualified Bid to the Successful Bidder upon the approval of such Qualified Bid by the Bankruptcy Court after the hearing (the “Sale Hearing”).
Sale Hearing
          The Sale Hearing is currently scheduled for October 28, 2008 at 10:00 a.m. (prevailing Eastern time) before the Honorable Martin Glenn, United States Bankruptcy Judge, in the United States Bankruptcy Court for the Southern District of New York, located at One Bowling Green, Room 501, New York, New York 10004. The Sale Hearing may be adjourned or rescheduled by the Seller without notice other than by an announcement of the adjourned date at the Sale Hearing.
          If no Qualified Bids other than that of the Purchaser are received, the Seller will proceed with the sale of the Assets to the Purchaser following entry of the order approving the

Sale. If the Seller receives additional Qualified Bids, then, at the Sale Hearing, the Seller shall seek approval of the Successful Bid, as well as the second highest or best Qualified Bid (the “Alternate Bid” and such bidder, the “Alternate Bidder”). A bid will not be deemed accepted by the Seller unless and until approved by the Bankruptcy Court. Following approval of the sale to the Successful Bidder, if the Successful Bidder fails to consummate the sale for specified reasons, then the Alternate Bid will be deemed to be the Successful Bid and the Seller will effectuate a sale to the Alternate Bidder without further order of the Bankruptcy Court.
Return Of Good Faith Deposits
          Good faith deposits of all Qualified Bidders (except for the Successful Bidder) shall be held in an interest-bearing escrow account and all Qualified Bids shall remain open until two (2) business days following the closing of the Sale (the “Return Date”). Notwithstanding the foregoing, the good faith deposit submitted by the Successful Bidder, together with interest thereon, shall be applied against the payment of the Purchase Price upon closing of the Sale to the Successful Bidder. If a Successful Bidder fails to consummate an approved sale, the Seller will not have any obligation to return such good faith deposit and it shall irrevocably become property of the Seller. On the Return Date, the Seller will return the good faith deposits of all other Qualified Bidders, together with the accrued interest thereon.
Reservation of Rights
          The Seller (i) may determine which Qualified Bid, if any, is the highest or otherwise best offer, and (ii) may reject at any time, any bid (other than the Purchaser’s bid) that is: (a) inadequate or insufficient, (b) not in conformity with the requirements of the Bankruptcy Code, the Bidding Procedures, or the terms and conditions of the Sale, or (c) contrary to the best interests of the Seller, its estate and creditors as determined by the Seller in its sole discretion.

EXHIBIT 1 TO BIDDING PROCEDURES
(Nondisclosure Agreement)

NONDISCLOSURE AGREEMENT
          This Nondisclosure Agreement (this “Agreement”) by and between                     , a                      corporation (the “Recipient”), and IFL Corp. (the “Provider”) is dated as of the latest date set forth on the signature page hereto. Recipient and Provider are each a “Party” and collectively, the “Parties”).
          1. General. In connection with the consideration of a possible negotiated transaction (a “Possible Transaction”) between the Parties, Provider is prepared to make available to the Recipient certain “Diligence Material” (as defined in Section 2 below) in accordance with the provisions of this Agreement, and both Parties agree to take or abstain from taking certain other actions as hereinafter set forth.
          2. Definitions. (a) The term “Diligence Material” means information concerning the Provider which has been or is furnished to the Recipient or its Representatives in connection with the Recipient’s evaluation of a Possible Transaction, including its business, financial condition, operations, assets and liabilities, and includes all notes, analyses, compilations, studies, interpretations or other documents prepared by the Recipient or its Representatives which contain or are based upon, in whole or in part, the information furnished by the Recipient hereunder. The term Diligence Material does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives in breach of this Agreement, (ii) was within the Recipient’s possession prior to its being furnished to the Recipient by or on behalf of the Provider, provided that the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Provider with respect to such information, or (iii) is or becomes available to the Recipient on a non-confidential basis from a source other than the Provider or its Representatives, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Provider with respect to such information.

          (b) The term “Representatives” shall include the directors, officers, employees, agents, partners or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) of the Recipient or the Provider, as applicable.
          (c) The term “Person” includes the media and any corporation, partnership, group, individual or other entity.
          3. Use of Diligence Material. The Recipient shall, and it shall cause its Representatives to, use the Diligence Material solely for the purpose of evaluating a Possible Transaction, keep the Diligence Material confidential, and, subject to Section 5, will not, and will cause its Representatives not to, disclose any of the Diligence Material in any manner whatsoever; provided, however, that any of such information may be disclosed to the Recipient’s Representatives who need to know such information for the sole purpose of helping the Recipient evaluate a Possible Transaction. The Recipient agrees to be responsible for any breach of this Agreement by any of the Recipient’s Representatives. This Agreement does not grant the Recipient or any of its Representatives any license to use the Provider’s Diligence Material except as provided herein.
          4. Legally Required Disclosure. If the Recipient or its Representatives are requested or required (by oral questions, interrogatories, other requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Diligence Material, the Recipient shall provide the Provider with prompt written notice of any such request or requirement together with copies of the material proposed to be disclosed so that the Provider may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Provider, the Recipient or its Representatives are nonetheless legally compelled to disclose Diligence Material or otherwise be liable for contempt or suffer other censure or penalty, the Recipient or its Representatives may, without liability hereunder, disclose to such requiring person only that portion of such Diligence Material or any such facts which the Recipient or its Representatives is legally required to disclose, provided that the Recipient and/or its Representatives cooperate with the Provider to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Diligence Material or such facts by the person receiving the material.
          5. Return or Destruction of Diligence Material. If Recipient decides that it does not wish to proceed with a Possible Transaction, it will promptly inform the Provider of that decision. In that case, or at any time upon the request of the Provider for any reason, the Recipient will, and will cause its Representatives to, within five (5) business days of receipt of such notice, destroy or return all Diligence Material in any way relating to the Provider or its products, services, employees or other assets or liabilities, and no copy or extract thereof (including electronic copies) shall be retained, except that Recipient’s outside counsel may retain one copy to be kept confidential and used solely for archival purposes. The Recipient shall provide to the Provider a certificate of compliance with the previous sentence signed by an executive officer of the Recipient. Notwithstanding the return or destruction of the Diligence Material, the Recipient and its Representatives will continue to be bound by the Recipient’s obligations hereunder with respect to such Diligence Material.
          6. Maintaining Privilege. If any Diligence Material includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Recipient understands and agrees that the Recipient and the Provider have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the Parties that the sharing of such material by Provider is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Diligence Material provided by the Recipient that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

          7. Not a Transaction Agreement. The Recipient understands and agrees that no contract or agreement providing for a Possible Transaction exists between the Parties unless and until a final definitive agreement for a Possible Transaction has been executed and delivered, and the Recipient hereby waives, in advance, any claims (including, without limitation, breach of contract) relating to the existence of a Possible Transaction unless and until the Parties shall have entered into a final definitive agreement for a Possible Transaction. The Recipient also agrees that, unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered, neither Party will be under any legal obligation of any kind whatsoever with respect to such Possible Transaction by virtue of this Agreement except for the matters specifically agreed to herein. Either Party may terminate discussions and negotiations with the other Party at any time.
          8. No Representations or Warranties; No Obligation to Disclose. The Recipient understands and acknowledges that neither the Provider nor its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Diligence Material furnished by or on behalf of the Provider and shall have no liability to the Recipient, its Representatives or any other Person relating to or resulting from the use of the Diligence Material furnished to the Recipient or its Representatives or any errors therein or omissions therefrom. As to the information delivered to the Recipient, the Provider will only be liable for those representations or warranties which are made in a final definitive agreement regarding a Possible Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein. Nothing in this Agreement shall be construed as obligating a the Provider to provide, or to continue to provide, any information to any Person.
          9. Modifications and Waiver. No provision of this Agreement can be waived or amended in favor of either Party except by written consent of the other Party, which consent shall specifically refer to such provision and explicitly make such waiver or amendment. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.
          10. Remedies. Recipient understands and agrees that money damages would not be a sufficient remedy for any breach of this Agreement by Recipient or any of its Representatives and that Provider shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach or threat thereof. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to Provider.
          11. Legal Fees. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that either Recipient or its Representatives has breached this Agreement, then the Recipient shall be liable and pay to the Provider the reasonable legal fees and costs incurred in connection with such litigation, including any appeal therefrom.
          12. Governing Law. This Agreement is for the benefit of the Provider and shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.
          13. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by any court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants or restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and if a covenant or provision is determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the Parties intend and hereby request that the court or other authority making that determination shall only modify such extent, duration, scope or other provision to the extent necessary to make it enforceable and enforce it in its modified form for all purposes of this Agreement.
          14. Term. This Agreement shall terminate one (1) year after the date of this Agreement.
          15. Entire Agreement. This Agreement contains the entire agreement between the Parties regarding the subject matter hereof and supersedes all prior agreements,

understandings, arrangements and discussions between the Parties regarding such subject matter.
          16. Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.
          IN WITNESS WHEREOF, each of the undersigned entities has caused this Agreement to be signed by its duly authorized representatives as of the date written below.

PROVIDER:	RECIPIENT:

IFL CORP.	[COMPANY NAME]

[Address]

By:	By:

Name:	Name:

Title	Title

Exhibit 2
Sale Notice

LOWENSTEIN SANDLER PC
Sharon L. Levine, Esq.
S. Jason Teele, Esq.
Timothy R. Wheeler, Esq.
1251 Avenue of the Americas, 18th Floor
New York, New York 10020
(212) 262-6700 (Telephone)
(212) 262-7402 (Facsimile)
-and-
65 Livingston Avenue
Roseland, New Jersey 07068
(973) 597-2500 (Telephone)
(973) 597-2400 (Facsimile)
Proposed Counsel to the Debtor and Debtor in Possession
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

Chapter 11
In re:
Case No. 08-13589 (MG)
IFL Corp.,

Debtor.
NOTICE OF SALE OF CERTAIN ASSETS AT AUCTION
          PLEASE TAKE NOTICE OF THE FOLLOWING:
          1. Pursuant to the Order Under 11 U.S.C. § 105(a) And Fed. R. Bankr. P. 2002 And 9014 Approving (i) Bidding Procedures, (ii) Certain Bid Protections, (iii) Form And Manner Of Sale Notices, And (iv) Sale Hearing Date (the “Bidding Procedures Order”) entered by the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on October 10, 2008, the above-captioned debtor and debtor-in-possession (the “Debtor”) is offering substantially all of its assets (the “Assets”) for sale. Capitalized terms used but not otherwise defined in this notice shall have the meanings ascribed to them in the Bidding Procedures.

          2. All interested parties are invited to make an offer to purchase the Assets in accordance with the terms and conditions approved by the Bankruptcy Court (the “Bidding Procedures”). Pursuant to the Bidding Procedures, the Debtor may conduct an auction for the Assets (the “Auction”) beginning at 10:00 a.m. on October 27, 2008 at the offices of Lowenstein Sandler PC, 1251 Avenue of the Americas, 18th Floor, New York, New York 10022
          3. Participation at the Auction is subject to the Bidding Procedures and the Bidding Procedures Order. A copy of the Bidding Procedures is attached hereto as Exhibit 1.
          4. The Debtor has accepted a bid only when the bid has been approved by the Bankruptcy Court at the Sale Hearing. Notwithstanding Bankruptcy Court approval of a sale pursuant to the terms of a bid by a Qualified Bidder, the Good Faith Deposits of all bidders will be retained by the Debtor, and all bids will remain open until two (2) business days following the closing of the Sale (the “Return Date”); provided, however, that if the Debtor determines not to sell the Assets, the Good Faith Deposits of all Qualified Bidders will be returned by the Debtor within forty-eight (48) hours of the Auction. Upon failure to consummate the sale of the Assets because of a breach or failure on the part of the Successful Bidder, the Debtor may select in its business judgment the next highest or otherwise best Qualified Bid to be the Successful Bid without further order of the Court. On the Return Date, the Debtor will return the Good Faith Deposits of all Qualified Bidders, except the Successful Bidder, with accrued interest.
          5. The Debtor may: (a) determine, in its business judgment, which Qualified Bid is the highest or otherwise best offer and (b) reject at any time before entry of an order of the Bankruptcy Court approving a Qualified Bid any bid which, in the Debtor’s sole discretion, is (i) inadequate or insufficient, (ii) not in conformity with the requirements of the Bankruptcy Code, the Bidding Procedures, or the terms and conditions of sale, or (iii) contrary to the best interests of the Debtor, its estate, and its creditors.
          6. A hearing to approve the Sale of the Assets to the highest and best bidder will be held on October 28, 2008 at 10:00 a.m. Prevailing Eastern Time at the United States Bankruptcy Court for the Southern District of New York, One Bowling Green, Room 501, New

York, New York 10004, before the Honorable Martin Glenn, United States Bankruptcy Judge. The hearing on the Sale my be adjourned without notice other than an adjournment in open court.
          7. This notice is qualified in its entirety by the Bidding Procedures Order.

LOWENSTEIN SANDLER PC

/s/ S. Jason Teele

Sharon L. Levine, Esq.
S. Jason Teele, Esq.
Timothy R. Wheeler, Esq.
1251 Avenue of the Americas, 18th Floor
New York, New York 10020
(212) 262-6700 (Telephone)
(212) 262-7402 (Facsimile)

-and-

65 Livingston Avenue
Roseland, New Jersey 07068
(973) 597-2500 (Telephone)
(973) 597-2400 (Facsimile)

Proposed Counsel to the Debtor and Debtor in Possession
Dated:                     , 2008
            New York, New York

EXHIBIT 1
BIDDING PROCEDURES
Assets To Be Sold
          The assets proposed to be sold are the Assets (as defined in the Agreement and as more fully set forth in section 2.1 of the Agreement) which comprise substantially all of the Seller’s assets.
As Is, Where Is
          The sale of the Assets shall be on an “as is, where is” basis and without representations or warranties of any kind, nature, or description by the Debtor, its agents, or estate, except, with respect to the Purchaser, to the extent set forth in the Agreement and, with respect to a Successful Bidder, to the extent set forth in the relevant purchase agreement of such Successful Bidder approved by the Bankruptcy Court.
Free Of Any And All Claims And Interests
          The Assets shall be sold free and clear of all pledges, liens, security interests, encumbrances, claims, charges, options, and interests thereon (collectively, the “Claims and Interests”) and the Claims and Interests, if any, shall attach to the net proceeds of the sale of such Assets.
Participation Requirements
          Any person who wishes to participate in the Bidding Process (a “Potential Bidder”) must become a Qualified Bidder. As a prerequisite to becoming a Qualified Bidder, a Potential Bidder, other than the Purchaser, must deliver (unless previously delivered) to the Seller, who shall promptly deliver copies to the Official Committee of Unsecured Creditors (the “Committee”), if one is appointed in the Debtor’s case: (i) an executed confidentiality agreement substantially in the form attached hereto as Exhibit 2, (ii) current audited financial statements of the Potential Bidder, or, if the Potential Bidder is an entity formed for the purpose of acquiring the Assets, current audited financial statements of the equity holders of the Potential Bidder who shall guarantee the obligations of the Potential Bidder, or such other form of financial disclosure and credit-quality support or enhancement acceptable to the Seller, and (iii) a preliminary (non-binding) written proposal regarding (a) the purchase price range, (b) any Assets expected to be excluded, (c) the structure and financing of the transaction (including, but not limited to, the sources of financing of the Purchase Price (as defined in the Agreement) and the requisite deposit, (d) any anticipated regulatory approvals required to close the transaction, the anticipated time frame and any anticipated impediments for obtaining such approvals, (e) any conditions to closing that it may wish to impose in addition to those set forth in the Agreement, and (f) the nature and extent of additional due diligence it may wish to conduct and the date by which such due diligence will be completed.
          A Potential Bidder who delivers the documents described in the previous subparagraphs above and whose financial information and credit-quality support or enhancement demonstrate the financial capability of such Potential Bidder to consummate the Sale, if selected as a successful bidder, and who the Seller, in consultation with the Committee (if one is appointed in the Debtor’s case), determine (based on availability of financing, experience, and other considerations) to be able to consummate the Sale within the time frame provided by the Agreement shall be deemed a “Qualified Bidder.” As promptly as practicable, after a Potential Bidder delivers all of the materials required above, the Seller, in consultation and with the Committee (if one is appointed in the Debtor’s case), shall determine, and shall notify the Potential Bidder, whether such Potential Bidder is a Qualified Bidder. At the same time that the Seller notify the Potential Bidder that it is a Qualified Bidder, the Seller shall allow the Qualified Bidder to begin to conduct due diligence with respect to the Assets as provided below. Notwithstanding the foregoing, the Purchaser for itself or on behalf of its designee, assignee or affiliate, shall be deemed a Qualified Bidder for purposes of the Bidding Process.
Due Diligence
          All due diligence shall be coordinated by the Seller, and all requests for due diligence materials and related information shall be made to counsel for the Seller, Lowenstein

Sandler PC, 1251 Avenue of the Americas, 18th Floor, New York, New York 10022, Attention: Sharon Levine, Esq. (slevine@lowenstein.com) and S. Jason Teele, Esq. (steele@lowenstein.com), or any other professional retained by the Seller and as directed by the Seller.
          The Seller shall afford each Qualified Bidder access to due diligence materials reasonably requested; provided, however, that the Seller, in its reasonable discretion, may permit Potential Bidders to conduct limited due diligence, provided such Potential Bidders execute a confidentiality agreement substantially in the form attached hereto as Exhibit 1, for the limited purpose of permitting such Potential Bidders to determine whether or not they desire to submit a Qualified Bid.
          The Seller shall coordinate all reasonable requests for information and due diligence access from Qualified Bidders. Any additional due diligence shall not continue after the Bid Deadline, except as otherwise consented to by the Seller. The Seller may, in its discretion, coordinate diligence efforts such that multiple Qualified Bidders have simultaneous access to due diligence materials. The Seller shall not be obligated to furnish any information relating to the Assets to any person other than to Qualified Bidders.
          Each Qualified Bidder shall be deemed to acknowledge and represent that it has had an opportunity to conduct any and all due diligence regarding the Assets prior to making its offer, that it has relied solely upon its own independent review, investigation, and/or inspection of any documents and/or the Assets in making its bid, and that it did not rely upon any written or oral statements, representations, promises, warranties, or guaranties whatsoever, whether express, implied, by operation of law or otherwise, regarding the Assets, or the completeness of any information provided in connection therewith, the Bidding Process or the Auction (as defined herein), except, as to the Successful Bidder, as expressly stated in the definitive agreement with such Successful Bidder approved by the Bankruptcy Court.

Bid Deadline
          All Bids (as defined below) must be submitted in writing so that they are actually received no later than 5:00 p.m. (prevailing Eastern time) on October 23, 2008 (the “Bid Deadline”). Each Qualified Bidder (as defined below) must deliver copies of its Bid to Lowenstein Sandler PC, counsel for the Debtor, 1251 Avenue of the Americas, 18th Floor, New York, New York 10022, Attention: Sharon Levine, Esq. and S. Jason Teele, Esq., or by e-mail to slevine@lowenstein.com and steele@lowenstein.com. Debtor’s counsel shall serve copies of all Bids received on (i) counsel for the Purchaser, Akin Gump Strauss Hauer & Feld LLP, 1700 Pacific Ave, Suite 4100, Dallas, Texas 75201, Attention: Robert W. Dockery, Esq. and Kevin D. Rice, Esq., (ii) counsel for any official committees appointed in the Debtor’s case, and (iii) the Office of the United States Trustee.
Bid Requirements
          All bids must include the following documents: (i) a letter stating that the bidder’s offer is irrevocable for the period set forth in the Bidding Procedures, (ii) an executed copy of the Agreement marked to show amendments and modifications to the Agreement, purchase price, and proposed schedules, (iii) a good faith deposit of ten percent (10%) of the aggregate bid amount (the “Good Faith Deposit”), and (iv) satisfactory written evidence of a commitment for financing or other ability to consummate the proposed transaction.
Qualified Bids
          To be deemed a “Qualified Bid,” a bid must be received by the Bid Deadline and, among other things, (i) must be on terms and conditions (other than the amount of the consideration and the particular liabilities being assumed) that are substantially similar to, and are not materially more burdensome or conditional to Seller than those contained in the Agreement, (ii) must not be contingent on obtaining financing or the outcome of unperformed due diligence beyond the contingencies set forth in the Agreement, (iii) must have a value (inclusive of any credit bid component) greater than the purchase price reflected in the Agreement plus the amount of the Break-Up Fee, (iv) must not be conditioned on bid protection, other than those contemplated in the Bidding Procedures, (v) must contain acknowledgements and representations as set forth in the Bidding Procedures, and (vi) include a commitment to consummate the Sale within not more than 15 days after entry of a Bankruptcy Court order approving such purchase. The Seller, in consultation with the Committee (if one is appointed in the Debtor’s case), shall have the right to deem a bid a Qualified Bid, if such bid does not conform to one or more of the aforementioned requirements, provided however, that such bid must have a value greater than or equal to the sum of the Purchase Price plus the amount of the Break-Up Fee, taking into account all material terms of any such bid. Each Qualified Bid other than that of the Purchaser shall be called a “Subsequent Bid.”
Bid Protection
          Recognizing the Purchaser’s expenditure of time, energy, and resources, the Seller has agreed to provide certain bidding protections to the Purchaser. Specifically, the Seller has determined that the Agreement will further the goals of the Bidding Procedures by setting a floor which all other Qualified Bids must exceed and, therefore, is entitled to be selected as the Purchaser. As a result, the Seller has agreed that if the Seller sell the Assets to a Successful Bidder other than the Purchaser, the Seller shall, in certain circumstances, pay to the Purchaser a Break-Up Fee equal to three percent (3%) of the Aggregate Cash Consideration (as defined in the Agreement). The payment of the Break-Up Fee shall be governed by the provisions of the Agreement and the Bidding Procedures Order.
Conduct Of Auction
          If the Debtor receives at least one Qualified Bid in addition to the Agreement, the Debtor will conduct an auction (the “Auction”) on October 27, 2008, 2008 at the offices of Lowenstein Sandler PC, 1251 Avenue of the Americas, 18th Floor, New York, New York, at 10:00 a.m. (prevailing Eastern time). At least two business days prior to the Auction, each Qualified Bidder with a Qualified Bid must inform the Seller whether it intends to participate in the Auction and at least one business day prior to the Auction, the Seller will provide such bidders copies of the Qualified Bid which the Seller believes is the highest or otherwise best offer for the Assets, (iii) all Qualified Bidders will be entitled to be present for all Subsequent Bids, and (iv) bidding at the Auction will begin with the highest or otherwise best Qualified Bid, continue in minimum increments of at least $25,000, and conclude after each participating bidder has had the opportunity to submit one or more additional Subsequent Bids.
Participation in the Auction
          Only Qualified Bidders who have submitted Qualified Bids will be eligible to participate in the Auction. Only the authorized representatives of each of the Qualified Bidders, the Purchaser, the Committee (if one is appointed in the Debtor’s case), the Office of the United States Trustee, and the Seller shall be permitted to attend the Auction. At the Auction, Qualified Bidders will be permitted to increase and/or improve their bids. Unless otherwise agreed to by the Seller, no Qualified Bidder will be permitted more than one-half hour to respond to the previous bid at Auction and, at the expiration of such time (unless extended), the Auction shall conclude.
Selection of Successful Bid
          As soon as practicable after the conclusion of the Auction, the Seller will, in consultation with its attorneys and financial advisors, review each Qualified Bid and identify the highest or otherwise best offer for the Assets (the “Successful Bid”) and the bidder making such bid (the “Successful Bidder”). The Seller will sell the Assets for the highest or otherwise best Qualified Bid to the Successful Bidder upon the approval of such Qualified Bid by the Bankruptcy Court after the hearing (the “Sale Hearing”).
Sale Hearing
          The Sale Hearing is currently scheduled for October 28, 2008 at 10:00 a.m. (prevailing Eastern time) before the Honorable Martin Glenn, United States Bankruptcy Judge, in the United States Bankruptcy Court for the Southern District of New York, located at One Bowling Green, Room 501, New York, New York 10004. The Sale Hearing may be adjourned or rescheduled by the Seller without notice other than by an announcement of the adjourned date at the Sale Hearing.

          If no Qualified Bids other than that of the Purchaser are received, the Seller will proceed with the sale of the Assets to the Purchaser following entry of the order approving the Sale. If the Seller receives additional Qualified Bids, then, at the Sale Hearing, the Seller shall seek approval of the Successful Bid, as well as the second highest or best Qualified Bid (the “Alternate Bid” and such bidder, the “Alternate Bidder”). A bid will not be deemed accepted by the Seller unless and until approved by the Bankruptcy Court. Following approval of the sale to the Successful Bidder, if the Successful Bidder fails to consummate the sale for specified reasons, then the Alternate Bid will be deemed to be the Successful Bid and the Seller will effectuate a sale to the Alternate Bidder without further order of the Bankruptcy Court.
Return Of Good Faith Deposits
          Good faith deposits of all Qualified Bidders (except for the Successful Bidder) shall be held in an interest-bearing escrow account and all Qualified Bids shall remain open until two business days following the closing of the Sale (the “Return Date”). Notwithstanding the foregoing, the good faith deposit submitted by the Successful Bidder, together with interest thereon, shall be applied against the payment of the Purchase Price upon closing of the Sale to the Successful Bidder. If a Successful Bidder fails to consummate an approved sale, the Seller will not have any obligation to return such good faith deposit and it shall irrevocably become property of the Seller. On the Return Date, the Seller will return the good faith deposits of all other Qualified Bidders, together with the accrued interest thereon.
Reservation of Rights
          The Seller (i) may determine which Qualified Bid, if any, is the highest or otherwise best offer, and (ii) may reject at any time, any bid (other than the Purchaser’s bid) that is: (a) inadequate or insufficient, (b) not in conformity with the requirements of the Bankruptcy Code, the Bidding Procedures, or the terms and conditions of the Sale, or (c) contrary to the best interests of the Seller, its estate and creditors as determined by the Seller in its sole discretion.

EXHIBIT 1 TO BIDDING PROCEDURES
(Nondisclosure Agreement)

NONDISCLOSURE AGREEMENT
          This Nondisclosure Agreement (this “Agreement”) by and between                     , a                      corporation (the “Recipient”), and IFL Corp. (the “Provider”) is dated as of the latest date set forth on the signature page hereto. Recipient and Provider are each a “Party” and collectively, the “Parties”).
          1. General. In connection with the consideration of a possible negotiated transaction (a “Possible Transaction”) between the Parties, Provider is prepared to make available to the Recipient certain “Diligence Material” (as defined in Section 2 below) in accordance with the provisions of this Agreement, and both Parties agree to take or abstain from taking certain other actions as hereinafter set forth.
          2. Definitions. (a) The term “Diligence Material” means information concerning the Provider which has been or is furnished to the Recipient or its Representatives in connection with the Recipient’s evaluation of a Possible Transaction, including its business, financial condition, operations, assets and liabilities, and includes all notes, analyses, compilations, studies, interpretations or other documents prepared by the Recipient or its Representatives which contain or are based upon, in whole or in part, the information furnished by the Recipient hereunder. The term Diligence Material does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives in breach of this Agreement, (ii) was within the Recipient’s possession prior to its being furnished to the Recipient by or on behalf of the Provider, provided that the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Provider with respect to such information, or (iii) is or becomes available to the Recipient on a non-confidential basis from a source other than the Provider or its Representatives, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Provider with respect to such information.

          (b) The term “Representatives” shall include the directors, officers, employees, agents, partners or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) of the Recipient or the Provider, as applicable.
          (c) The term “Person” includes the media and any corporation, partnership, group, individual or other entity.
          3. Use of Diligence Material. The Recipient shall, and it shall cause its Representatives to, use the Diligence Material solely for the purpose of evaluating a Possible Transaction, keep the Diligence Material confidential, and, subject to Section 5, will not, and will cause its Representatives not to, disclose any of the Diligence Material in any manner whatsoever; provided, however, that any of such information may be disclosed to the Recipient’s Representatives who need to know such information for the sole purpose of helping the Recipient evaluate a Possible Transaction. The Recipient agrees to be responsible for any breach of this Agreement by any of the Recipient’s Representatives. This Agreement does not grant the Recipient or any of its Representatives any license to use the Provider’s Diligence Material except as provided herein.
          4. Legally Required Disclosure. If the Recipient or its Representatives are requested or required (by oral questions, interrogatories, other requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Diligence Material, the Recipient shall provide the Provider with prompt written notice of any such request or requirement together with copies of the material proposed to be disclosed so that the Provider may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Provider, the Recipient or its Representatives are nonetheless legally compelled to disclose Diligence Material or otherwise be liable for contempt or suffer other censure or penalty, the Recipient or its Representatives may, without liability hereunder, disclose to such requiring Person only that portion of such Diligence Material or any such facts which the Recipient or its Representatives is legally required to disclose, provided that the Recipient and/or its Representatives cooperate with the Provider to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Diligence Material or such facts by the Person receiving the material.
          5. Return or Destruction of Diligence Material. If Recipient decides that it does not wish to proceed with a Possible Transaction, it will promptly inform the Provider of that decision. In that case, or at any time upon the request of the Provider for any reason, the Recipient will, and will cause its Representatives to, within five business days of receipt of such notice, destroy or return all Diligence Material in any way relating to the Provider or its products, services, employees or other assets or liabilities, and no copy or extract thereof (including electronic copies) shall be retained, except that Recipient’s outside counsel may retain one copy to be kept confidential and used solely for archival purposes. The Recipient shall provide to the Provider a certificate of compliance with the previous sentence signed by an executive officer of the Recipient. Notwithstanding the return or destruction of the Diligence Material, the Recipient and its Representatives will continue to be bound by the Recipient’s obligations hereunder with respect to such Diligence Material.
          6. Maintaining Privilege. If any Diligence Material includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Recipient understands and agrees that the Recipient and the Provider have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the Parties that the sharing of such material by Provider is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Diligence Material provided by the Recipient that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

          7. Not a Transaction Agreement. The Recipient understands and agrees that no contract or agreement providing for a Possible Transaction exists between the Parties unless and until a final definitive agreement for a Possible Transaction has been executed and delivered, and the Recipient hereby waives, in advance, any claims (including, without limitation, breach of contract) relating to the existence of a Possible Transaction unless and until the shall have entered into a final definitive agreement for a Possible Transaction. The Recipient also agrees that, unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered, neither Party will be under any legal obligation of any kind whatsoever with respect to such Possible Transaction by virtue of this Agreement except for the matters specifically agreed to herein. Either Party may terminate discussions and negotiations with the other Party at any time.
          8. No Representations or Warranties; No Obligation to Disclose. The Recipient understands and acknowledges that neither the Provider nor its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Diligence Material furnished by or on behalf of the Provider and shall have no liability to the Recipient, its Representatives or any other Person relating to or resulting from the use of the Diligence Material furnished to the Recipient or its Representatives or any errors therein or omissions therefrom. As to the information delivered to the Recipient, the Provider will only be liable for those representations or warranties which are made in a final definitive agreement regarding a Possible Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein. Nothing in this Agreement shall be construed as obligating a the Provider to provide, or to continue to provide, any information to any Person.
          9. Modifications and Waiver. No provision of this Agreement can be waived or amended in favor of either Party except by written consent of the other Party, which consent shall specifically refer to such provision and explicitly make such waiver or amendment. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.
          10. Remedies. Recipient understands and agrees that money damages would not be a sufficient remedy for any breach of this Agreement by Recipient or any of its Representatives and that Provider shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach or threat thereof. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to Provider.
          11. Legal Fees. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that either Recipient or its Representatives has breached this Agreement, then the Recipient shall be liable and pay to the Provider the reasonable legal fees and costs incurred in connection with such litigation, including any appeal therefrom.
          12. Governing Law. This Agreement is for the benefit of the Provider and shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.
          13. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by any court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants or restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and if a covenant or provision is determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the Parties intend and hereby request that the court or other authority making that determination shall only modify such extent, duration, scope or other provision to the extent necessary to make it enforceable and enforce them in their modified form for all purposes of this Agreement.
          14. Term. This Agreement shall terminate one year after the date of this Agreement.
          15. Entire Agreement. This Agreement contains the entire agreement between the Parties regarding the subject matter hereof and supersedes all prior agreements,

understandings, arrangements and discussions between the Parties regarding such subject matter.
          16. Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.
          IN WITNESS WHEREOF, each of the undersigned entities has caused this Agreement to be signed by its duly authorized representatives as of the date written below.

PROVIDER:	RECIPIENT:

IFL CORP.	[COMPANY NAME]

[Address]

By:	By:

Name:	Name:

Title	Title

Exhibit 3
Cure Notice

LOWENSTEIN SANDLER PC
Sharon L. Levine, Esq.
S. Jason Teele, Esq.
Timothy R. Wheeler, Esq.
1251 Avenue of the Americas, 18th Floor
New York, New York 10020
(212) 262-6700 (Telephone)
(212) 262-7402 (Facsimile)
-and-
65 Livingston Avenue
Roseland, New Jersey 07068
(973) 597-2500 (Telephone)
(973) 597-2400 (Facsimile)
Proposed Counsel to the Debtor and Debtor in Possession
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

Chapter 11
In re:
Case No. 08-13589 (MG)
IFL Corp.,

Debtor.
NOTICE OF CURE AMOUNT WITH RESPECT TO EXECUTORY
CONTRACT OR UNEXPIRED LEASE TO BE ASSUMED AND ASSIGNED
          PLEASE TAKE NOTICE THAT:
          Pursuant to the Order Under 11 U.S.C. § 105(a) And Fed. R. Bankr. P. 2002 And 9014 Approving (i) Bidding Procedures, (ii) Certain Bid Protections, (iii) Form And Manner Of Sale Notices, And (iv) Sale Hearing Date (the “Bidding Procedures Order”) entered by the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on October 10, 2008, the above-captioned debtor and debtor-in-possession (the “Debtor”), hereby provides notice of its intent to assume and assign the executory contracts or unexpired leases (the “Assumed Contracts”) listed on Exhibit 1 hereto to the Purchaser or Successful

Bidder with respect to the Debtor’s Assets. Capitalized terms used but not otherwise defined in this notice shall have the meanings ascribed to them in the Bidding Procedures Order.
          On the Closing Date, or as soon thereafter as reasonably practicable, the Debtor will pay the amount that the Debtor’s records reflect is owing for pre-petition arrearages as set forth on Exhibit 1 (the “Cure Amount”). The Debtor’s records reflect that all post-petition amounts owing under each Assumed Contract have been paid and will continue to be paid until the assumption and assignment of each Assumed Contract and that, other than the Cure Amount, there are no other defaults under any Assumed Contract.
          Objections, if any, to the proposed Cure Amount must (a) be in writing, (b) state with specificity the cure asserted to be required, (c) include appropriate documentation thereof, (d) conform to the Federal Rules of Bankruptcy Procedure, the Local Bankruptcy Rules for the Southern District of New York, (e) be filed with the Bankruptcy Court in accordance with General Order M-242 (as amended) – registered users of the Bankruptcy Court’s case filing system must file electronically, and all other parties-in-interest must file on a 3.5 inch disk (preferably in Portable Document Format (PDF), WordPerfect, or any other Windows-based word processing format), (f) be submitted in hard-copy form directly to the chambers of the Honorable Martin Glenn, United States Bankruptcy Judge, United States Bankruptcy Court for the Southern District of New York, One Bowling Green, Room 501, New York, New York 10004, and (g) be served in hard copy form within ten days of service of this Notice upon (i) the Debtor, 38 Park Avenue, 2nd Floor, Rutherford, New Jersey 07070 (Attn: Michael C. Keefe, Esq.), (ii) counsel for the Debtor, Lowenstein Sandler PC, 1251 Avenue of the Americas, 18th Floor, New York, New York 10022 (Attn: Sharon Levine, Esq. and S. Jason Teele, Esq.), (iii) counsel for the Purchaser, Akin Gump Strauss Hauer & Feld LLP, 1700 Pacific Ave, Suite 4100, Dallas, Texas 75201 (Attn: Robert W. Dockery, Esq. and Kevin D. Rice, Esq.), and (vii) the United States Trustee for Region 2, 33 Whitehall Street, Suite 2100, New York, New York 10004 (Serene Nakano, Esq.).

          To be considered timely, all objections must be filed and served in accordance with the foregoing paragraph on or before ten (10) days from the date of this Notice.
          If an objection to the Cure Amount is timely filed, a hearing with respect to the objection will be held before the Honorable Martin Glenn, United States Bankruptcy Judge, United States Bankruptcy Court for the Southern District of New York, One Bowling Green, Room 501, New York, New York 10004, at such date and time as the Court may schedule. A hearing regarding the Cure Amount, if any, may be continued at the sole discretion of the Debtor until after the Closing Date.
          The failure of any objecting person or entity to timely file its objection shall be a bar to the assertion, at the Sale Hearing or thereafter, of any objection to the Motion, the sale of the Assets, or the Debtor’s consummation and performance of the Agreement (including the transfer of the Assets and the Assumed Contracts free and clear of all Liens and Claims), if authorized by the Court.
          Prior to the Closing Date, the Debtor or Successful Bidder may amend its decision with respect to the assumption and assignment of the Assumed Contracts and provide a new notice amending the information provided in this Notice.

LOWENSTEIN SANDLER PC

Sharon L. Levine, Esq.
S. Jason Teele, Esq.
Timothy R. Wheeler, Esq.
1251 Avenue of the Americas, 18th Floor
New York, New York 10020
(212) 262-6700 (Telephone)
(212) 262-7402 (Facsimile)

-and-

65 Livingston Avenue
Roseland, New Jersey 07068
(973) 597-2500 (Telephone)
(973) 597-2400 (Facsimile)

Proposed Counsel to the Debtor and Debtor in Possession
Dated:                     , 2008
      New York, New York

Exhibit 4
Assumption Notice

LOWENSTEIN SANDLER PC
Sharon L. Levine, Esq.
S. Jason Teele, Esq.
Timothy R. Wheeler, Esq.
1251 Avenue of the Americas, 18th Floor
New York, New York 10020
(212) 262-6700 (Telephone)
(212) 262-7402 (Facsimile)
-and-
65 Livingston Avenue
Roseland, New Jersey 07068
(973) 597-2500 (Telephone)
(973) 597-2400 (Facsimile)
Proposed Counsel to the Debtor and Debtor in Possession
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

Chapter 11
In re:
Case No. 08-13589 (MG)
IFL Corp.,

Debtor.
NOTICE OF ASSUMPTION AND ASSIGNMENT
OF EXECUTORY CONTRACT OR UNEXPIRED LEASE
          PLEASE TAKE NOTICE THAT:
          Pursuant to the Order Under 11 U.S.C. § 105(a) And Fed. R. Bankr. P. 2002 And 9014 Approving (i) Bidding Procedures, (ii) Certain Bid Protections, (iii) Form And Manner Of Sale Notices, And (iv) Sale Hearing Date (the “Bidding Procedures Order”) entered by the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on October 10, 2008, the above-captioned debtor and debtor-in-possession (the “Debtor”) has accepted the bid of                      (the “Successful Bidder”) for the purchase of substantially all of the Debtor’s assets (the “Assets”). The terms of the bid are set forth in the Asset Purchase Agreement, dated as of                      ___, 2008 between the Debtor and the Successful Bidder

(the “Agreement”). Capitalized terms used but not otherwise defined in this notice shall have the meaning ascribed to them in the Bidding Procedures Order.
          Pursuant to the terms of the Agreement, the Debtor will seek to assume and assign the contracts and leases listed on Exhibit 1 hereto (the “Assumed Contracts”) at the hearing to be held at 10:00 a.m. (Prevailing Eastern Time) on October 28, 2008 (the “Sale Hearing”) before the Honorable Martin Glenn, United States Bankruptcy Judge, United States Bankruptcy Court for the Southern District of New York, One Bowling Green, Room 501, New York, New York 10004.
          Objections, if any, to the assumption and assignment of any Assumed Contract must (a) be in writing, (b) state with specificity the asserted objection, (c) conform to the Federal Rules of Bankruptcy Procedure, the Local Bankruptcy Rules for the Southern District of New York, (e) be filed with the Bankruptcy Court in accordance with General Order M-242 (as amended) — registered users of the Bankruptcy Court’s case filing system must file electronically, and all other parties-in-interest must file on a 3.5 inch disk (preferably in Portable Document Format (PDF), WordPerfect, or any other Windows-based word processing format), (f) be submitted in hard-copy form directly to the chambers of the Honorable Martin Gless, United States Bankruptcy Judge, United States Bankruptcy Court for the Southern District of New York, One Bowling Green, Room 501, New York, New York 10004, and (g) be served in hard copy form within ten (10) days of service of this Notice upon (i) the Debtor, 38 Park Avenue, 2nd Floor, Rutherford, New Jersey 07070 (Attn: Michael C. Keefe, Esq.), (ii) counsel for the Debtor, Lowenstein Sandler PC, 1251 Avenue of the Americas, 18th Floor, New York, New York 10022 (Attn: Sharon Levine, Esq. and S. Jason Teele, Esq., (iii) counsel for the Purchaser, Akin Gump Strauss Hauer & Feld LLP, 1700 Pacific Ave, Suite 4100, Dallas, Texas 75201 (Attn: Robert W. Dockery, Esq. and Kevin D. Rice, Esq.), and (vii) the United States Trustee for Region 2, 33 Whitehall Street, Suite 2100, New York, New York 10004, (Serene Nakano, Esq.).
          If an objection to the assumption or assignment of an Assumed Contract is timely filed, a hearing with respect to the objection will be held before the Honorable Martin Glenn,

United States Bankruptcy Judge, United States Bankruptcy Court for the Southern District of New York, One Bowling Green, Room 501, New York, New York 10004, at the Sale Hearing or such date and time as the Court may schedule.
          Objections to the assumption or assignment of an Assumed Contract must be filed and served in accordance with the foregoing paragraph on or before two (2) days prior to the Sale Hearing.

LOWENSTEIN SANDLER PC

Sharon L. Levine, Esq. S.
Jason Teele, Esq.
Timothy R. Wheeler, Esq.
1251 Avenue of the Americas, 18th Floor
New York, New York 10020
(212) 262-6700 (Telephone)
(212) 262-7402 (Facsimile)

-and-

65 Livingston Avenue
Roseland, New Jersey 07068
(973) 597-2500 (Telephone)
(973) 597-2400 (Facsimile)

Proposed Counsel to the Debtor and Debtor in Possession
Dated:                     , 2008 New York,
            New York

EXHIBIT D
BILL OF SALE

BILL OF SALE
          This Bill of Sale dated                      ___, 2008 is executed and delivered by and among IFL Corp., d/b/a International Fight League, a Delaware corporation (“Seller”) and HDNet LLC, a Delaware limited liability company (“Buyer”). All capitalized words and terms used in this Bill of Sale and not defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement, dated as of September 19, 2008, by and between the Seller and the Buyer (the “Agreement”).
          WHEREAS, pursuant to the Agreement, the Seller has agreed to sell, transfer, convey, assign and deliver to the Buyer the Assets for the consideration specified in the Agreement; and
          WHEREAS, the Agreement and the transactions contemplated therein were approved by the Bankruptcy Court on October ___, 2008.
          NOW, THEREFORE, in consideration of the mutual promises set forth in the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller hereby agrees as follows:
          1. The Seller hereby sells, transfers, conveys, assigns and delivers to the Buyer, its successors and assigns, to have and to hold forever, all right, title and interest in, to and under all of the Assets.
          2. The Seller hereby covenants and agrees that it will, at the request of the Buyer and without further consideration, execute and deliver such other instruments of sale, transfer, conveyance and assignment, and take such other action, as may reasonably be necessary to more effectively sell, transfer, convey, assign and deliver to, and vest in, the Buyer, its successors and assigns, good, clear, record and marketable title to the Assets hereby sold, transferred, conveyed, assigned and delivered, or intended so to be, and to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of the Agreement.
          3. The Seller does hereby irrevocably constitute and appoint the Buyer, its successors and assigns, its true and lawful attorney, with full power of substitution, in its name or otherwise, and on behalf of the Seller, or for its own use, to claim, demand, collect and receive at any time and from time to time any and all of the Assets, and to prosecute the same at law or in equity and, upon discharge thereof, to complete, execute and deliver any and all necessary instruments of satisfaction and release as set forth in the Agreement.
          4. The Seller, by its execution of this Bill of Sale, and the Buyer, by its acceptance of this Bill of Sale, each hereby acknowledges and agrees that neither the representations and warranties nor the rights, remedies or obligations of any party under the Agreement shall be deemed to be enlarged, modified or altered in any way by this instrument.
          5. This Bill of Sale may be executed in multiple counterparts, all of which, when executed and delivered, shall be considered one and the same agreement.

D-1

     IN WITNESS WHEREOF, the Seller and the Buyer have caused this instrument to be duly executed under seal as of and on the date first above written.

SELLER: IFL CORP.
By:
Name:
Title:

ACCEPTED:

BUYER:

HDNet LLC

By:

Name:
Title:

D-2

EXHIBIT E
SALE ORDER

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

Chapter 11
In re:

Case No. 08-13589 (MG)
IFL Corp.,

Debtor.
ORDER UNDER 11 U.S.C. §§ 363 AND 365 AND FED. R. BANKR. P. 2002, 6004, 6006,
AND 9014 (A) AUTHORIZING AND APPROVING (I) SALE OF SUBSTANTIALLY
ALL ASSETS OF THE DEBTOR FREE AND CLEAR OF LIENS, CLAIMS, AND
ENCUMBRANCES, (II) ASSUMPTION AND ASSIGNMENT OF CERTAIN
EXECUTORY CONTRACTS AND UNEXPIRED LEASES, AND (III) ASSUMPTION OF
CERTAIN LIABILITIES; AND (B) APPROVING RELATED COMPROMISES
          Upon the motion, dated September 19, 2008 (the “Motion”),1 of the above-captioned debtor and debtor-in-possession (the “Debtor” or “Seller”) for orders under 11 U.S.C. §§ 363 and 365 and Fed. R. Bankr. P. 2002, 6004, 6006, and 9014 (a) approving (i) bidding procedures, (ii) certain bid protections, (iii) the form and manner of sale notices, and (iv) the sale hearing date (the “Sale Hearing”), and (b) authorizing and approving (i) the sale of substantially all of the Debtor’s assets (the “Assets”) free and clear of liens, claims, and encumbrances (the “Sale”) to the Purchaser, (ii) the assumption by the Seller and assignment to the Purchaser of certain executory contracts and unexpired leases (collectively the “Assumed Contracts”), and (iii) the assumption of certain liabilities (collectively, the “Assumed Liabilities”) by the Purchaser; and the Court having reviewed the Motion; and the Court having entered on                      ___, 2008 an Order approving (i) bidding procedures, (ii) certain bid protections, and (iii) the form and manner of sale notices (Docket No. ___) (the “Bidding Procedures Order”); and upon the record of the sale hearing (the “Sale Hearing”) conducted on                      ___, 2008; and upon the record in this chapter 11 case; and the Debtor, Purchaser and the Committee having reviewed and agreed to

[1]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Motion.

the terms of this Order; and it appearing that the relief sought by the Debtor, as modified by this Order, is necessary and in the best interests of the Debtor, its creditors and bankruptcy estate and other parties in interest; and due deliberation having been had, and sufficient cause appearing therefor;
THE COURT HEREBY FINDS AND DETERMINES THAT: 2
          A. On September 15, 2008, (the “Petition Date”), the Debtor filed a voluntary petition for reorganization under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”).
          B. Since the Petition Date, the Debtor has continued in possession and management of its assets and properties as a debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.
          C. No trustee or examiner has been appointed in the Debtor’s chapter 11 case.
          D. On                      ___, the United States Trustee appointed an Official Committee of Unsecured Creditors (the “Committee”).
          E. The Court has jurisdiction over the Motion pursuant to 28 U.S.C. §§ 157 and 1334. This matter is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(A), (M) and (O). Venue of this case and the Motion in this District is proper under 28 U.S.C. §§ 1408 and 1409.
          F. The statutory predicates for the relief sought in the Motion are sections 105(a), 363 and 365 of the Bankruptcy Code and Fed. R. Bankr. P. 2002, 6004, 6006 and 9014.
          G. As evidenced by the certificate of service previously filed with the Court, and based on the representations of counsel for the Debtor at the Sale Hearing: (i) proper, timely, adequate and sufficient notice of the Motion and the Sale Hearing has been provided in accordance with sections 102(1), 363 and 365 of the Bankruptcy Code, Fed. R. Bankr. P. 2002, 6004, 6006, 9007 and 9014, and the Bidding Procedures Order; (ii) such notice was good and sufficient and appropriate under the particular circumstances; and (iii) no other or further notice

[2]	Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact where appropriate. See Fed. R. Bankr. P. 7052.

of the Motion, the Sale Hearing or the entry of this Order is required.
          H. A reasonable opportunity to object or be heard regarding the relief requested in the Motion has been afforded to all interested persons and entities.
          I. The Seller is the sole and lawful owner of the Assets to be sold pursuant to the Agreement.
          J. Pursuant to the Bidding Procedures Order, on October 27, 2008 the Debtor conducted an auction to receive and consider competing offers to purchase the Assets. No competing bids were submitted.
          K. The offer of Purchaser to purchase the Assets is the highest and best offer received for the sale of the Assets.
          L. The purchase price to be paid by Purchaser is fair and constitutes reasonably equivalent value and reasonable market value for the Assets.
          M. Purchaser is a good faith purchaser with respect to the Assets, as that term is used in section 363(m) of the Bankruptcy Code. The Agreement was negotiated, proposed and entered into by the parties in good faith, from arm’s length bargaining positions and without collusion, and the Purchaser therefore is entitled to the protections of section 363(m) of the Bankruptcy Code with respect to the Assets. Neither the Debtor nor the Purchaser have engaged in any conduct that would cause or permit the Agreement to be voided under section 363(n) of the Bankruptcy Code.
          N. Except as specifically provided in the Agreement or this Order, Purchaser shall not assume or become liable for any Pre-Closing Date liens, claims, interests and/or encumbrances relating to the Assets being sold by the Seller unless expressly stated in the Agreement or this Order. Any valid and enforceable liens, claims, interests and/or encumbrances shall attach to the proceeds of the sale with the same priority, validity, and enforceability as they had immediately before the closing of the sale.
          O. The Debtor has articulated sound business reasons for entering into the Agreement and selling the Assets as set forth in the Motion outside of a chapter 11 plan, and it is a reasonable exercise of the Debtor’s business judgment to execute, deliver and consummate the Agreement with the Purchaser and consummate the transactions contemplated by the Agreement and as set forth in this Order.
          P. The Seller may sell the Assets free and clear of all liens, claims, interests and/or encumbrances because, in each case, one or more of the standards set forth in section 363(f)(1)-(5) of the Bankruptcy Code has been satisfied. The Assets are not encumbered by any liens, claims, interests and/or encumbrances. No party asserted any liens, claims, interests and/or encumbrances in or to the Assets and no such party objected to the sale or the Motion (any such objections having been withdrawn or resolved). Thus, all such holders are deemed to have consented to the sale and the Motion pursuant to section 363(f)(2) of the Bankruptcy Code.
          Q. The terms and conditions of the Agreement, including the total consideration to be realized by the Seller pursuant to the Agreement, are fair and reasonable, and the transactions contemplated by the Agreement, as modified by this Order, are in the best interests of the Debtor, its creditors and estate.
          R. A valid business purpose exists for approval of the transactions contemplated by the Motion pursuant to sections 105, 363(b), (f), and (m) of the Bankruptcy Code. The Seller may sell, transfer and assign the Assets free and clear of all liens, claims, interests and/or encumbrances in accordance with sections 105 and 363 of the Bankruptcy Code. As a condition to purchasing the Assets, the Purchaser requires that (a) the Assets be sold free and clear of all liens, claims, encumbrances, options, rights of first refusal and other interests; and (b) the Purchaser shall have no liability whatsoever for any obligations of or claims (including without limitation as defined in section 101(5) of the Bankruptcy Code) against the Seller except those expressly assumed in the Agreement or by this Order. Purchaser would not enter into the Agreement and consummate the transactions contemplated by the Agreement, thus adversely affecting the Debtor’s estate, if the sale to Purchaser was not free and clear of all such liens, claims, encumbrances, options, rights of first refusal and other interests or if Purchaser was or would be liable for any such obligations of or claims (including, without limitation, as defined in section 101(5) of the Bankruptcy Code) against the Seller, except as otherwise explicitly provided in the Agreement or this Order.
          S. The transfer of the Assets to the Purchaser is or will be a legal, valid and effective transfer of the Assets, and will vest the Purchaser with all right, title and interest in and to the Assets, free and clear of all liens, claims, interests and/or encumbrances, except those explicitly and expressly excluded by the Purchaser in the Agreement or this Order.
          T. A valid business purpose exists for approval of the assumption and assignment of the Assumed Contracts by the Seller to the Purchaser in accordance with section 365 of the Bankruptcy Code.
          U. The requirements of sections 363(b) and 363(f) of the Bankruptcy Code and any other applicable law relating to the sale of the Assets have been satisfied.
          V. The Court takes judicial notice of the record in this case including, without limitation, the Bidding Procedures Order.
          NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:
A. Sale of Assets Approved; Transactions Authorized.
          1. The Motion is granted.
          2. All objections to the Motion or the relief requested therein that have not been withdrawn, waived, or settled, and all reservations of rights included in such objections, are overruled on the merits and denied.
          3. The Motion, Agreement and the transactions contemplated thereby are approved as modified by this Order, and the Seller is hereby authorized and empowered to enter into, and to perform their obligations under, the Agreement and to act as necessary to effectuate the terms of the Agreement, without further corporate authorization or Order of this Court.
          4. The Seller is hereby authorized and empowered, pursuant to sections 105 and 363(b) and (f) of the Bankruptcy Code, to sell the Assets to the Purchaser pursuant to and in accordance with the terms and conditions of the Agreement and this Order; and pursuant to sections 105 and 363 of the Bankruptcy Code, title to the Assets shall pass to Purchaser at the closing free and clear of any and all liens (including mechanics’, materialmens’ and other consensual and non-consensual liens and statutory liens), security interests, encumbrances and claims (including, but not limited to, any “claim” as defined in section 101(5) of the Bankruptcy Code), reclamation claims, mortgages, deeds of trust, pledges, covenants, restrictions, hypothecations, charges, indentures, loan agreements, instruments, contracts, leases, licenses, options, rights of first refusal, rights of offset, recoupment, rights of recovery, judgments, orders and decrees of any Court or foreign or domestic governmental entity, claims for reimbursement, contribution, indemnity or exoneration, assignment, debts, charges, suits, rights of recovery, interests, products liability, alter-ego, environmental, successor liability, tax and other liabilities, causes of action and claims, to the fullest extent of the law, in each case whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, perfected or unperfected, allowed or disallowed, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, material or non-material, disputed or undisputed, or known or unknown, whether arising prior to, on, or subsequent to the Petition Date and through the Closing Date, whether imposed by agreement, understanding, law, equity or otherwise (collectively, the “Liens and Claims”), with all such Liens and Claims upon the Assets to be unconditionally released, discharged and terminated; provided that all such Liens and Claims shall attach to the proceeds of the transaction with the same priority, validity, force and effect as they existed with respect to the Assets prior to closing, except as may be expressly set forth herein.
          5. The Seller and Purchaser are authorized to modify, amend and/or supplement the Agreement to conform to the terms of this Order and any modifications stated on the record at the Sale Hearing.
B. Transfer Of The Assets To Purchaser.
          6. The transfer of the Assets to Purchaser pursuant to the Agreement constitutes a legal, valid and effective transfer and shall vest Purchaser with all right, title and interest of the Seller in and to the Assets so transferred.
          7. This Order and the Agreement shall be binding upon, and shall inure to the benefit of, the Seller and Purchaser and their respective successors and assigns, including, without limitation, any chapter 11 trustee hereinafter appointed for the Seller or any trustee appointed in a chapter 7 case if the Debtor’s case is converted from chapter 11.
          8. On the date of the closing of the transactions contemplated by the Agreement (the “Closing Date”), each of the creditors of the Debtor is authorized and directed to execute such documents and take all other actions as may be necessary to release its Liens and Claims against or in the Assets, if any, as such Liens and Claims may have been recorded or may otherwise exist.
          9. If any person or entity that has filed financing statements, mortgages, mechanic’s liens, lis pendens, or other documents or agreements evidencing Liens and Claims against or in the Assets shall not have delivered to the Debtor prior to the Closing Date, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, and releases of all Liens and Claims that the person or entity has with respect to the Assets, the Debtor is hereby authorized and directed to execute and file such statements, instruments, releases and other documents on behalf of the person or entity with respect to the Assets.
          10. Effective upon the Closing Date, all parties and/or entities asserting Liens and Claims and contract rights against the Seller and/or any of the Assets are hereby permanently enjoined and precluded from, in each case only with respect to such Liens and Claims: (i) asserting, commencing or continuing in any manner any action against the Purchaser or any of its current or former directors, officers, agents, representatives or employees (collectively, the “Protected Parties”) or against any Protected Party’s assets or properties, including without limitation the Assets; (ii) the enforcement, attachment, collection or recovery, by any manner or means, of any judgment, award, decree or order against the Protected Parties or any properties or assets of the Protected Parties, including without limitation the Assets; (iii) creating, perfecting or enforcing any encumbrance of any kind against the Protected Parties or any properties or assets of the Protected Parties, including without limitation the Assets; (iv) asserting any setoff, right of subrogation or recoupment of any kind against any obligation due the Protected Parties; and (v) taking any action, in any manner, in any place whatsoever, that does not conform to or comply with the provisions of this Order or the Agreement.
          11. The provisions of this Order authorizing the sale of the Assets free and clear of Liens and Claims (with such Liens and Claims to attach to the proceeds of the sale of the Assets as provided in this Order) shall be self-executing, and neither the Seller, the Purchaser nor any other party shall be required to execute or file releases, termination statements, assignments, cancellations, consents or other instruments to effectuate, consummate and/or implement the provisions hereof with respect to such sale; provided, however, that this paragraph shall not excuse such parties from performing any and all of their respective obligations under the Agreement or this Order. Without in any way limiting the foregoing, Purchaser is empowered to execute and file releases, termination statements, assignments, consents, cancellations or other instruments to effectuate, consummate and/or implement the provisions hereof with respect to such sale.
          12. Consummation of the Agreement and the transactions contemplated therein and thereby will not effect a de facto merger or consolidation of the Seller and the Purchaser or result in the continuation of the Seller’s business under the Purchaser’s control.
          13. All entities who are presently, or on the Closing Date may be, in possession of some or all of the Assets are hereby directed to surrender possession of the Assets to the Purchaser on the Closing Date.
C. Assumption And Assignment Of Assumed Contracts Authorized.
          14. The requirements of section 365(b) of the Bankruptcy Code having been satisfied, the Seller is hereby authorized and empowered to assume and assign and sell the Assumed Contracts to the Purchaser under the Agreement free and clear of all Liens and Claims pursuant to sections 363 and 365 of the Bankruptcy Code.

          15. Pursuant to section 365(k) of the Bankruptcy Code, effective upon the assignment of the Assumed Contracts to the Purchaser hereunder, the Seller shall be relieved from any further obligations under or related to the Assumed Contracts.
D. Good Faith Purchase.
          16. The purchase by Purchaser is a purchase in good faith for fair value within the meaning of section 363(m) of the Bankruptcy Code, and Purchaser is entitled to all of the protections afforded good faith purchasers by section 363(m) of the Bankruptcy Code.
          17. The sale approved by this Order is not subject to avoidance pursuant to section 363(n) of the Bankruptcy Code. The consideration provided by Purchaser for the Assets under the Agreement shall be deemed to constitute reasonably equivalent value and fair consideration.
E. Maintenance Of Financial Records; Access Thereto.
          18. Notwithstanding anything to the contrary contained in the Agreement, all financial books and records of Seller which remain in the possession of Purchaser after the Closing Date (the “Financial Records”), are subject to the right of the Debtor, the Committee and any subsequently appointed trustee (including without limitation a trustee appointed pursuant to a plan of reorganization to liquidate the Debtor’s remaining assets) to review and copy the Financial Records, at such trustee’s sole cost and expense, during normal business hours and upon reasonable notice until the date the Debtor’s bankruptcy case are closed or dismissed by Order of the Court.
          19. The Purchaser agrees that prior to destroying or otherwise disposing of any of the Financial Records, Purchaser shall provide written notice to the Debtor (as provided for in the Agreement) and/or the Committee or any trustee appointed, of its intent to dispose of or destroy the Financial Records. The Seller and/or Committee or trustee appointed shall have thirty (30) days from the date notice is given to take possession of or copy the Financial Records, at their sole cost and expense.

F. Additional Decretals.
          20. The recitals and findings of facts set forth above are hereby incorporated as a part of this Order.
          21. As provided by Fed. R. Bankr. P. 6004(h), 6006(d) and 7062, this Order shall be effective and enforceable immediately upon entry.
          22. The provisions of this Order are nonseverable and mutually dependent.
          23. Nothing contained in any plan of reorganization (or liquidation) confirmed in this case or the order of confirmation confirming any such plan shall conflict with or derogate from the provisions of the Agreement or the terms of this Order.
          24. This Order shall be binding upon and inure to the benefit of the Debtor, Purchaser, Committee, and each of their respective former, present, and future assigns, predecessors, successors, affiliates, parent companies, subsidiaries, controlled companies, employees, officers, directors, shareholders, principals, members or agents, whether a signatory hereto or not, including, but not limited to, any subsequently appointed trustee (including without limitation a chapter 7 trustee).
          25. This Court shall retain exclusive jurisdiction to enforce the provisions of this Order and the Agreement and to resolve any dispute concerning this Order, the Agreement, or the rights and duties of the parties hereunder or thereunder or any issues relating to the Agreement and this Order, including, but not limited to, interpretation of the terms, conditions and provisions thereof, and the status, nature and extent of the Assets, and all issues and disputes arising in connection with the relief authorized herein, inclusive of those concerning the transfer of the Assets free and clear of Liens and Claims.
          26. The Debtor, Purchaser, and Committee expressly understand and agree that the Agreement and this Order, together, constitute the entire understanding and agreement between the parties, and supersede and replace all other prior negotiations, agreements or understandings between the parties, whether written or oral, relating to the subject matter hereof. Each of the parties acknowledges and represents that no other party or agent or attorney of any other party has made a promise, representation, or warranty whatsoever, express or implied, not contained herein concerning the subject matter of the Agreement or this Order. Each party acknowledges and represents that it has not agreed to this Order in reliance upon any promise, representation or warranty whatsoever not expressly set forth in the Agreement or this Order.
          27. The division of this Order into sections or other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Order.
          28. Each person signing this Order as an agent or representative of any party hereby covenants and warrants to the Court and the other parties that he or she is fully authorized to sign this Order on behalf of the party he or she represents and is fully authorized to bind that Party to all of the terms of this Order.
Agreed To By:

Dated: __, 2008	IFL CORP.
Debtor and Debtor-in-Possession

	By:	/s/ DRAFT

Sharon L. Levine, Esq.
S. Jason Teele, Esq.
Timothy R. Wheeler, Esq.
LOWENSTEIN SANDLER PC
1251 Avenue of the Americas, 18th Floor New
York, New York 10020
Tel: (212) 262-6700

Dated: __, 2008	HD NET LLC
Purchaser

	By:	/s/ DRAFT

Robert W. Dockery, Esq.
Kevin D. Rice, Esq.
AKIN GUMP STRAUSS HAUER & FELD LLP
1700 Pacific Ave, Suite 4100
Dallas, Texas 75201

Dated: __, 2008	OFFICIAL COMMITTEE OF UNSECURED
CREDITORS FOR IFL CORP.

	By:	/s/ DRAFT

[To Be Inserted As Appropriate]

THE FOREGOING IS HEREBY ORDERED:

Dated: ___, 2008 New York, New York

Honorable Martin Glenn
United States Bankruptcy Judge

EXHIBIT F
NAME USE AGREEMENT

NAME USE AGREEMENT
          This Name Use Agreement is dated as of October ___, 2008 is executed and delivered by and among IFL Corp., d/b/a International Fight League, a Delaware corporation (“Seller”), International Fight League, Inc. (“Parent”) and HDNet LLC, a Delaware limited liability company (“Buyer”). All capitalized words and terms used in this Trade Name Use Agreement and not defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement, dated as of September ___, 2008, by and between the Seller and the Buyer (the “Agreement”).
          WHEREAS, pursuant to the Agreement, on the Closing Date, Buyer is the sole and exclusive owner of the trademark “International Fight League” (the “Mark”);
          WHEREAS, Seller, Parent and Buyer have agreed that, from and after the Closing Date, Parent shall be entitled to retain and utilize, without license, royalty, fee, assessment or other charge, the Mark solely for use as Parent’s corporate name until Parent becomes engaged in an active trade or business; provided that, from and after the Closing Date, Parent shall utilize the Mark solely for general corporate purposes and not in any trade or business.
          NOW, THEREFORE, in consideration of the premises and the mutual promises and undertakings herein contained, and for other good and valuable consideration, the parties agree as follows:
          1. Grant of Mark By Buyer. Buyer grants to Parent the non-exclusive, non-transferrable right to use the Mark as its corporate name during the Term (defined below), provided that Parent shall utilize the Mark solely for general corporate purposes and not in any trade or business.
          2. Term. This Name Use Agreement shall commence on the Closing Date and terminate on the earlier of (i) the date on which Parent becomes engaged in any active trade or business other than activities constituting general corporate purposes and (ii) two (2) years after the date hereof (the “Term”).
          3. Reservation of Rights. Except for the limited rights herein expressly granted to Parent, all rights in the Mark are reserved to Buyer throughout the world for the sale and exclusive use or other disposition by Buyer at anytime, and from time to time, without any obligation to Seller or Parent.
          4. Transfer Prohibited. Neither the Mark nor the use of the Mark granted hereunder shall be assigned, sublicensed, or otherwise transferred by Parent without the prior written consent of Buyer. In the event of a prohibited transfer, Buyer shall have the right to terminate this Name Use Agreement forthwith by written notice to Grantee.
          5. Rights Upon Termination. Upon the termination (by expiration or otherwise) of this Name Use Agreement, for any reason, all rights granted to Parent hereunder shall automatically revert to Buyer for its use or disposition. Upon termination, Parent shall promptly cease use of the Mark. Without limiting the foregoing, upon termination or expiration of this Name Use Agreement for any reason, Buyer shall have no liability for reimbursement or for damages for loss of goodwill, or on account of any expenditures, investments, leases, or commitments made by Parent. Parent acknowledges and agrees that it has no expectation and has received no assurances that its relationship with Buyer will continue beyond the Term or its earlier termination as set forth herein, that any investment in the Mark by Parent will be recovered or recouped, or that Parent shall obtain any anticipated amount of profits by virtue of this Name Use Agreement.
          6. No Franchise or Joint Venture. The parties expressly acknowledge that this Name Use Agreement shall not be deemed to create an agency, partnership, franchise, employment, or joint venture relationship between Parent and Buyer. Nothing in this Name Use Agreement shall be construed as a grant of authority to Parent to waive any right, incur any obligation or liability, enter into any agreement, grant any release or otherwise purport to act in the name of Buyer.
          7. Ownership; Form of Use. Parent acknowledges that Buyer owns all right, title, and interest in and to the Mark and agrees that it will do nothing inconsistent with such ownership. Parent agrees that nothing in this Name Use Agreement shall give it any right, title, or interest in the Mark other than the right to use it in accordance with this Name Use Agreement, and Parent agrees that it will not attack the title of Buyer to the Mark or attack the validity of this Name Use Agreement.
          8. Waiver; Modification. No wavier or modification of any of the terms of this Name Use Agreement shall be valid unless in writing. No waiver by any party of a breach hereof or a default hereunder shall be deemed a waiver by such party of a subsequent breach or default of like or similar nature.
          9. Notices. Notices and other communications required or permitted to the given under this Agreement shall be in writing and delivered by hand or overnight delivery, or placed in certified or registered mail, return receipt requested, at the addresses specified below or such other address as either party may, by notice to the other, designate:
If to Buyer, to:
HDNet LLC
320 South Walton Street
Dallas, Texas 75226
Attn: Robert Thoele
Facsimile: 214-571-9221
with a copy to (which shall not constitute notice):
Alvin Gump Strauss Hauer & Feld LLP
1700 Pacific Ave, Suite 4100
Dallas, Texas 75201
Attn: Robert W. Dockery, Esq. and Kevin D. Rice, Esq.
Facsimile: 214-969-4343
If to Seller, to:
IFL Corp.
38 Park Avenue, 2nd Floor

Rutherford, New Jersey 07070
Attn: Michael Keefe
Facsimile: 201-635-1801
with a copy to (which shall not constitute notice):
Lowenstein Sandler PC
1251 Avenue of the Americas, 18th Floor
New York, New York 10022
Attn: Sharon L. Levine, Esq. and S. Jason Teele, Esq.
Facsimile: 973-597-2400
If to Parent, to:
International Fight League, Inc.
38 Park Avenue, 2nd Floor
Rutherford, New Jersey 07070
Attn: Michael Keefe
Facsimile: 201-635-1801
Notices and other communications shall be deemed given when delivered by hand or overnight delivery to the proper address or the date of the return receipt, as provided above.
          10. Governing Laws. This Name Use Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.
          11. This Name Use Agreement may be executed in multiple counterparts, all of which, when executed and delivered, shall be considered one and the same agreement.
          IN WITNESS WHEREOF, the parties hereto have caused this Name Use Agreement to be executed the day and year first above written.

BUYER:

HDNet LLC

By:

Name:
Title:

SELLER:

IFL Corp.

By:

Name:
Title:

PARENT:

INTERNATIONAL FIGHT LEAGUE, INC.

By:

Name:
Title:

F-4